As filed with the Securities and Exchange Commission on October 23, 2008
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Harman International Industries, Incorporated
(Exact name of Registrant as specified in its charter)

Delaware	11-2534306
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

400 Atlantic Blvd., 15th Floor
Stamford, CT 06901
(203) 328-3500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Todd A. Suko
Vice President, General Counsel and Secretary
Harman International Industries, Incorporated
400 Atlantic Blvd., 15th Floor
Stamford, CT 06901
(203) 328-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James E. O’Bannon
Charles T. Haag
Jones Day
2727 North Harwood Street
Dallas, Texas 75201
(214) 220-3939

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Share(1)	Offering Price(1)	Fee
1.25% Convertible Senior Notes due 2012	$400,000,000	100%	$400,000,000	$15,720
Common Stock, $0.01 par value per share(2)	4,629,640(3)	(3)	(3)	(4)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2)	Represents the shares of common stock, par value $0.01 per share, of Harman International Industries, Incorporated, including one common share purchase right that is attached to and trades with each share of common stock. These rights are also covered by this registration statement and the value attributed to these rights, if any, is reflected in the market price of the common stock.

(3)	The net share settlement feature of the notes requires us, upon conversion, to (a) settle up to the full principal amount of the notes in cash and (b) issue shares of common stock, or at our option additional cash, only to the extent of the value of the notes in excess of the principal amount. As a result of this net share settlement feature, we are unable to determine at this time if any shares of common stock will be issuable upon conversion. Because of this uncertainty, we have elected to register the number of shares of common stock issuable upon the maximum conversion rate of 11.5741 per $1,000 principal amount of notes. Pursuant to Rule 416 under the Securities Act, also being registered are an indeterminate number of shares of common stock issuable in connection with a stock split, stock dividend, recapitalization or similar event, for which no additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.

(4)	Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

Harman International Industries, Incorporated

$400,000,000 1.25% Convertible Senior Notes due 2012
and the Common Stock Issuable Upon Conversion of the Notes

We issued the 1.25% Convertible Senior Notes due 2012, or the “notes,” in a private placement in October 2007. This prospectus will be used by holders of the notes, to whom we also refer as the “selling security holders,” to resell their notes and shares of our common stock, par value $0.01 per share (“common stock”), issuable upon conversion of their notes. We are registering the offer and sale of the notes and the shares of our common stock issuable upon conversion of the notes to satisfy registration rights we granted to the selling security holders.

The notes are convertible in certain circumstances prior to maturity into cash and shares of our common stock. The initial conversion rate of the notes is 9.6154 shares of our common stock per $1,000 principal amount of notes. This equals a conversion price of approximately $104 per share, which is subject to adjustment in certain circumstances. We pay interest on the notes on April 15 and October 15 of each year. The notes will mature on October 15, 2012, unless converted or repurchased earlier.

The holders may require us to repurchase the notes upon a fundamental change (as defined in the notes).

The reported last sale price of our common stock on the New York Stock Exchange on October 22, 2008 was $17.65 per share. Our common stock is traded on the New York Stock Exchange under the symbol “HAR.”

The notes and common stock into which the notes are convertible may be offered and sold from time to time by the selling security holders identified in this prospectus. The selling security holders may sell the securities directly or through underwriters, broker-dealers or agents and in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. The selling security holders will receive all of the net proceeds from the sale of the securities.

Investing in the notes and the common stock into which the notes are convertible involves risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated October 23, 2008

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NEITHER WE NOR THE SELLING SECURITY HOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NEITHER WE NOR THE SELLING SECURITY HOLDERS ARE MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN ANY PROSPECTUS SUPPLEMENT OR THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THEN.

SUMMARY

This summary highlights some information from this prospectus and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference in this prospectus. You should read the full text of and consider carefully the more specific details contained in this prospectus. When used in this prospectus, the terms “Harman International,” “Harman” the “Company,” “we,” “us” and “our” refer to Harman International Industries, Incorporated and its subsidiaries and not to the selling security holders.

We design, manufacture and market high-quality, high-fidelity audio products and electronic systems for the automotive, consumer and professional markets. We have developed, both internally and through a series of strategic acquisitions, a broad range of product offerings sold under renowned brand names in our principal markets. These brand names have a heritage of technological leadership and product innovation. Our three reportable business segments, Automotive, Consumer and Professional, are based on the end-user markets we serve.

Automotive designs, manufactures and markets audio, electronic and infotainment systems for vehicle applications. Our systems are generally shipped directly to our automotive customers for factory installation. Infotainment systems are a combination of information and entertainment components that may include or control GPS navigation, traffic information, voice-activated telephone and climate control, rear seat entertainment, wireless Internet access, hard disk recording, MP3 playback and a premium branded audio system. We expect future infotainment systems to also provide driver safety capabilities such as lane guidance, pre-crash emergency braking, adaptive cruise control, and night vision. Automotive also provides aftermarket products such as personal navigation devices (“PNDs”) to customers primarily in Europe.

Consumer designs, manufactures and markets audio, video and electronic systems for multimedia, home and mobile applications. Multimedia applications include innovative accessories for portable electronic devices including music-enabled cell phones such as the iPhone, and MP3 players including the iPod. Our multimedia applications also include audio systems for personal computers. Home applications include systems to provide high-quality audio throughout the home and to enhance video systems such as home theatres. Aftermarket mobile products include speakers and amplifiers that deliver audio entertainment in the vehicle. Consumer products are primarily distributed through retail outlets.

Professional designs, manufactures and markets loudspeakers and electronic systems used by audio professionals in concert halls, stadiums, airports, houses of worship and other public spaces. We also develop products for recording, broadcast, cinema, touring and music reproduction applications. In addition, we have leading products in both the portable PA market and musician vertical markets serving small bands, DJs and other performers. A growing number of our products are enabled by our proprietary HiQnet protocol which provides centralized monitoring and control of both complex and simple professional audio systems.

For the latest fiscal year ended June 30, 2008, we had net sales of $4.1 billion and, at June 30, 2008, we had 11,694 full-time employees, including 4,834 employees located in North America and 6,860 located outside of North America.

We were incorporated in the state of Delaware in 1980. Our principal executive offices are located at 400 Atlantic Blvd., 15th Floor, Stamford, Connecticut 06901. Our telephone number is (203) 328-3500 and our website can be accessed at www.harman.com. Information contained in our website does not constitute part of this prospectus.

THE OFFERING

Securities	$400 million aggregate principal amount of notes. Shares of our common stock issuable upon conversion of the notes.

Maturity	The notes will mature on October 15, 2012 unless converted or repurchased earlier.

Payment of Interest	Interest on the notes at the rate of 1.25% per annum is payable semi-annually on April 15 and October 15 of each year.

Record Dates	April 1 and October 1 immediately preceding the relevant interest payment date.

Conversion Rights	The notes will be convertible into cash or, at our option, cash and shares of our common stock, par value $0.01 per share, based on an initial conversion rate, subject to adjustment, of 9.6154 shares of our common stock per $1,000 principal amount of notes (which represents an initial conversion price of approximately $104 per share), only in the following circumstances and to the following extent:

• during any calendar quarter and only during that calendar quarter, if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last day of the immediately preceding calendar quarter;

• during the five business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the “measurement period”) in which the trading price per $1,000 principal amount of notes for each day of such measurement period was less than 98% of the product of the closing price of our common stock and the conversion rate for such date;

• upon the occurrence of specified distributions to holders of common stock or specified corporate transactions; and

• at any time on or after June 30, 2012 until the close of business on the business day immediately preceding the maturity date.

Repurchase Upon Fundamental Change	The notes are required to be repurchased at 100% of their principal amount, plus accrued and unpaid interest, if any, thereon, at the option of the holder, upon the occurrence of a fundamental change as defined in the indenture for the notes. See “Description of Notes — Repurchase at the Option of the Holder Upon a Fundamental Change.”

Ranking	The notes are our general unsecured obligations. The notes currently rank:

• equal in right of payment to all of our other existing and future unsubordinated and unsecured indebtedness;

• senior in right of payment to all of our existing and future subordinated indebtedness; and

• structurally subordinated in right of payment to all of our subsidiaries’ existing and future obligations (including secured and unsecured obligations) and effectively subordinated in right of payment to our secured obligations to the extent of the assets securing such obligations.

As of June 30, 2008, we had no secured indebtedness and approximately $428 million of unsubordinated and unsecured debt obligations (including the notes) outstanding. As of June 30, 2008, our subsidiaries had, exclusive of intercompany obligations, approximately $1.0 billion of liabilities.

Use of Proceeds	We will not receive any proceeds from the sale of the notes or the shares of our common stock issuable upon conversion of the notes which may be sold pursuant to this prospectus for the respective accounts of the selling security holders.

DTC Eligibility	The notes are represented by one or more global securities. The global securities were deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC. Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in the global securities may not be exchanged for certificated securities, except in limited circumstances described in this prospectus.

Trading	Our common stock is traded on the New York Stock Exchange under the symbol “HAR.”

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes or the common stock issued upon conversion of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Fiscal Year Ended
	June 30,		June 30,		June 30,		June 30,		June 30,
	2008		2007		2006		2005		2004

Ratio of earnings to fixed charges(1)	4.59	x	16.69	x	10.59	x	10.63	x	6.35x

(1)	For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest expense on long-term debt and capital leases, capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness; and the portion of rental expense deemed to be representative of interest. Earnings consist of income (loss) before income taxes, plus fixed charges, plus amortization of capitalized interest, and less capitalized interest.

RISK FACTORS

Any investment in our notes or our common stock involves a high degree of risk. You should consider the risks described below carefully and all of the information contained in this prospectus before deciding whether to purchase our notes or our common stock issued upon their conversion. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In that event, the price of the notes and our common stock could decline, and you may lose all or part of your investment in the notes and our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to the Company

Currency fluctuations may reduce profits on our foreign sales or increase our costs, either of which could adversely affect our financial results.

A significant amount of our assets and operations are located outside the United States. Consequently, we are subject to fluctuations in foreign currency exchange rates, especially the Euro. Translation losses resulting from currency fluctuations may adversely affect the profits from our foreign operations and have a negative impact on our financial results. In addition, we purchase certain foreign-made products. Although we hedge a portion of our foreign currency exposure and, due to the multiple currencies involved in our business, foreign currency positions partially offset and are netted against one another to reduce exposure, we cannot assure you that fluctuations in foreign currency exchange rates will not make these products more expensive to purchase. Increases in our cost of purchasing these products could negatively impact our financial results if we are not able to pass those increased costs on to our customers.

Failure to maintain relationships with our largest customers and failure by our customers to continue to purchase expected quantities of our products due to changes in market conditions would have an adverse effect on our operations.

We anticipate that our automotive customers, including Daimler and Audi/VW, will continue to account for a significant portion of our sales for the foreseeable future. However, neither Daimler, Audi/VW, nor our other automotive customers are obligated to any long-term purchases of our products. The loss of sales to Daimler, Audi/VW, or to any of our other significant automotive customers, would have a material adverse effect on our consolidated sales, earnings and financial position. In recent years, we held a majority of Daimler’s infotainment and audio system business. Automakers customarily maintain dual sourcing arrangements, so our supply relationship with Daimler exceeded expectations. Daimler made strategic decisions in 2006 and 2007 to move to dual sourcing, and as a result, our share of Mercedes business has declined in fiscal 2008 and will further decline in fiscal 2009. Thereafter, the production volume is expected to reach a stable level which is still substantial. However, it is lower than the peak levels of 2006 and 2007. This change in Daimler volume reduces our single customer dependence. Sales increases with other automotive customers have offset the reduction in sales at Daimler.

Our products may not satisfy shifting consumer demand or compete successfully with competitors’ products.

Our business is based on the demand for audio and video products and our ability to introduce distinctive new products that anticipate changing consumer demands and capitalize upon emerging technologies. If we fail to introduce new products, misinterpret consumer preferences or fail to respond to changes in the marketplace, consumer demand for our products could decrease and our brand image could suffer. In addition, our competitors may introduce superior designs or business strategies, impairing our distinctive image and our products’ desirability. If any of these events occur, our sales could decline.

A decrease in discretionary spending would likely reduce our sales.

Our sales are dependent on discretionary spending by consumers, which may be adversely impacted by economic conditions affecting disposable consumer income and retail sales. In addition, our sales of audio, electronic and infotainment products to automotive customers are dependent on the overall success of the automobile industry, as well as the willingness of automobile purchasers to pay for the option of a premium branded automotive audio system or a multi-function digital infotainment system.

Our business could be adversely affected if we are unable to obtain raw materials and components from our suppliers on favorable terms.

We are dependent upon third party suppliers, both in the United States and other countries, for various components, parts, raw materials and finished products. Some of our suppliers may produce products that compete with our products. We use externally sourced microchips in many of our products. A significant disruption in our supply chain and an inability to obtain alternative sources could have a material impact on our consolidated results of operations.

Failure to deliver products on time to our automotive customers could adversely affect our financial results.

We have products in various stages of development for our automotive customers. If we do not complete our development efforts in time to meet our customers’ vehicle production requirements, we could be subject to monetary penalties and damage our customer relationships, which could have a material adverse effect on our consolidated sales, earnings and financial condition.

Our business could be adversely affected by a strike or work stoppage at one of our manufacturing plants or at a facility of one of our significant customers or at a common carrier or major shipping location.

Certain of our automotive customers are unionized and may incur work stoppages or strikes. A work stoppage at our facilities or those of our automotive customers could have a material adverse effect on our consolidated sales, earnings and financial condition. In addition, a work stoppage at a common carrier or a major shipping location could also have a material adverse effect on our consolidated sales, earnings and financial condition.

Obligations to correct product defects covered by our warranties could adversely affect our financial results.

We warrant our products to be free from defects in materials and workmanship for periods ranging from six months to six years. Costs to correct product defects may exceed our estimates and adversely affect our results of operations and financial conditions.

Bankruptcy of a significant customer could have a material adverse effect on our liquidity, financial position and results of operations.

A significant portion of our revenues are derived from sales to customers in the automotive industry, where companies have experienced financial difficulties. As part of the bankruptcy process, our pre-petition receivables may not be realized, customer manufacturing sites may be closed or contracts voided. The bankruptcy of a major customer could have a material adverse effect on the Company’s liquidity, financial position, and results of operations.

We may lose market share if we are unable to compete successfully against our current and future competitors.

The audio and video product markets that we serve are fragmented, highly competitive, rapidly changing and characterized by intense price competition.

Many manufacturers, large and small, domestic and foreign, offer audio and video systems that vary widely in price and quality and are marketed through a variety of channels, including audio and video specialty stores, discount stores, department stores, mail order firms, and the Internet. Some of our competitors have financial and other resources greater than ours. We cannot assure you that we will continue to compete effectively against existing or new competitors that may enter our markets. We also compete indirectly with automobile manufacturers that may improve the quality of original equipment audio and electronic systems, reducing demand for our aftermarket mobile audio products, or change the designs of their cars to make installation of our aftermarket products more difficult or expensive.

If we do not continue to develop, introduce and achieve market acceptance of new and enhanced products, our sales may decrease.

In order to increase sales in current markets and gain entry into new markets, we must maintain and improve existing products, while successfully developing and introducing new products. Our new and enhanced products must respond to technological developments and changing consumer preferences. We may experience difficulties that delay or prevent the development, introduction or market acceptance of new or enhanced products. Furthermore, we may be unable to detect and correct defects in some of our products before we ship them. Delays or defects in new product introduction may result in loss of sales or delays in market acceptance. Even after introduction, our new or enhanced products may not satisfy consumer preferences and product failures may cause consumers to reject our products. As a result, these products may not achieve market acceptance. In addition, our competitors’ new products and product enhancements may cause consumers to defer or forego purchases of our products.

Our operations could be harmed by factors including political instability, natural disasters, fluctuations in currency exchange rates and changes in regulations that govern international transactions.

The risks inherent in international trade may reduce our international sales and harm our business and the businesses of our distributors and suppliers. These risks include:

•	changes in tariff regulations;

•	political instability, war, terrorism and other political risks;

•	foreign currency exchange rate fluctuations;

•	establishing and maintaining relationships with local distributors and dealers;

•	lengthy shipping times and accounts receivable payment cycles;

•	import and export licensing requirements;

•	compliance with foreign laws and regulations, including unexpected changes in taxation and regulatory requirements;

•	greater difficulty in safeguarding intellectual property than in the United States; and

•	difficulty in staffing and managing geographically diverse operations.

These and other risks may increase the relative price of our products compared to those manufactured in other countries, reducing the demand for our products.

If we are unable to enforce or defend our ownership and use of our intellectual property, our business may decline.

Our future success will depend, in substantial part, on our intellectual property. We seek to protect our intellectual property rights, but our actions may not adequately protect the rights covered by our patents, patent applications, trademarks and other proprietary rights and prosecution of our claims could be time consuming and costly. In addition, the intellectual property laws of some foreign countries do not protect our proprietary rights, as do the laws of the United States. Despite our efforts to protect our proprietary information, third parties may obtain, disclose or use our proprietary information without our authorization, which could adversely affect our business. From time to time, third parties have alleged that we infringe their proprietary rights. These claims or similar future claims could subject us to significant liability for damages, result in the invalidation of our proprietary rights, limit our ability to use infringing intellectual property or force us to license third-party technology rather than dispute the merits of any infringement claim. Even if we prevail, any associated litigation could be time consuming and expensive and could result in the diversion of our time and resources.

Covenants in our existing debt agreements could restrict our operations.

Our existing revolving credit facility and the indenture for our convertible senior notes contain provisions that could restrict our operating and financing activities. Together, they restrict our ability to, among other things:

•	incur debt;

•	create or assume liens;

•	enter into sale-leaseback transactions; and

•	engage in mergers or consolidations.

Because of the restrictions on our ability to create or assume liens, we may have difficulty securing additional financing in the form of additional indebtedness. In addition, our revolving credit facility contains other and more restrictive covenants, including financial covenants that will require us to achieve specified financial and operating results and maintain compliance with specified financial ratios. We may have to curtail some of our operations to maintain compliance with these covenants.

If we fail to comply with the covenants contained in our existing debt agreements, the related debt incurred under those agreements could be declared immediately due and payable, which could also trigger a default under other agreements.

Our ability to meet the covenants or requirements in our credit facilities and the indenture for our convertible senior notes may be affected by events beyond our control, and we cannot assure you that we will satisfy these covenants and requirements. A breach of these covenants or our inability to comply with the financial ratios, tests or other restrictions could result in an event of default under the applicable agreement. Upon the occurrence of an event of default under the applicable agreement, the lenders could elect to declare all amounts outstanding under the applicable agreement, together with accrued interest, to be immediately due and payable. If the payment of our indebtedness is accelerated, we cannot assure you that we will be able to make those payments or borrow sufficient funds from alternative sources to make those payments. Even if we were to obtain additional financing, that financing may be on unfavorable terms.

We are engaged in ongoing litigation and may be the subject of additional litigation that may result in payments to third parties, which could harm our business and financial results.

As more fully described in Part I, Item 3 “Legal Proceedings,” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, we are currently involved in litigation arising out of or relating to the events leading up to the termination of the proposed acquisition of the Company in October 2007 or any earnings guidance provided by the Company. In addition, similar litigation has been and may be initiated against us and others based on the alleged activities and disclosures at issue in the pending litigation. We cannot predict the outcome of any such proceeding or the likelihood that further proceedings will be instituted against us. In the event that there is an adverse ruling in any legal proceeding, we may be required to make payments to third parties that could harm our business or financial results. Furthermore, regardless of the merits of any claim, the continued maintenance of these legal proceedings may result in substantial legal expense and could also result in the diversion of our management’s time and attention away from our business.

Harman International is a holding company with no operations of its own and therefore our cash flow and ability to service debt is dependent upon distributions from our subsidiaries.

Our ability to service our debt and pay dividends is dependent upon the operating earnings of our subsidiaries. The distribution of those earnings, or advances or other distributions of funds by those subsidiaries to Harman International, all of which could be subject to statutory or contractual restrictions, are contingent upon the subsidiaries’ earnings and are subject to various business considerations.

Risks Related to the Notes

Our debt service obligations may adversely affect our cash flow.

While the notes are outstanding, we will have debt service obligations on the notes of approximately $5.0 million per year in cash interest payments. If we issue other debt securities in the future, our debt service obligations will increase. If we are unable to generate sufficient cash to meet these obligations and must instead use our existing cash or investments, we may have to reduce, curtail or terminate other activities of our business.

We intend to fulfill our debt service obligations from cash generated by our operations, if any, and from our existing cash and investments. We may enter into other senior financial instruments.

Our indebtedness could have significant negative consequences. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing;

•	require the dedication of a substantial portion of any cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund growth, working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry; and

•	place us at a competitive disadvantage relative to our competitors with less debt.

The notes will effectively rank junior in right of payment to any future secured debt and the liabilities of our subsidiaries.

The notes are our general unsecured obligations and effectively rank junior in right of payment to any future secured debt to the extent of the value of the assets securing such debt. The notes are equal in right of payment with any future unsubordinated, unsecured debt. As of June 30, 2008, we had no secured indebtedness and approximately $428 million of unsubordinated and unsecured debt obligations (including the notes) outstanding. As of June 30, 2008, we had no subordinated debt obligations.

In addition, the notes are not guaranteed by any of our existing or future subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the notes or to make any funds available therefor, whether by dividends, loans or other payments. As a result, the notes effectively rank junior in right of payment to all existing and future debt and other liabilities, including trade payables, of our subsidiaries. As of June 30, 2008, our subsidiaries had aggregate liabilities, excluding intercompany liabilities, of approximately $1.0 billion.

Our ability to incur additional debt is limited by our covenants; however, if we incur substantial additional debt, these higher levels of debt may affect our ability to pay principal and interest on the notes.

Our covenants under the notes limit our ability to incur additional indebtedness. See “Description of Notes — Limitation on Incurrence of Debt.” Despite our existing indebtedness, we may, subject to the covenants and restrictions under the notes, incur substantial additional indebtedness in the future. These higher levels of indebtedness may affect our ability to pay principal and interest on the notes and our creditworthiness generally.

Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline between the day that you exercise your conversion right and the day the value of your shares is determined.

The conversion value that you will receive upon conversion of your notes is in part determined by the average of the daily volume-weighted average price per share of our common stock on the New York Stock Exchange for the 20 consecutive trading days beginning on the third trading day immediately following the day the notes are tendered for conversion or the 20 consecutive trading days prior to the maturity date of the notes, depending on the conversion date. Accordingly, if the price of our common stock decreases after you tender your notes for conversion, the conversion value you receive may be adversely affected.

The net share settlement feature of the notes may have adverse consequences.

The notes are subject to net share settlement, which means that we will satisfy our conversion obligation to holders by paying cash in settlement of the lesser of the principal amount and the conversion value of the notes and by delivering cash, shares of our common stock or a combination thereof in settlement of any and all conversion obligations in excess of the daily conversion values, as described under “Description of Notes — Conversion Rights — General.” Accordingly, upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the note. In addition, any settlement of a conversion of notes into cash and shares of our common stock may be delayed more than 23 trading days following our receipt of the holder’s conversion notice. Accordingly, you may receive fewer proceeds than expected because the value of our common stock may decline, or fail to appreciate as much as you may expect, between the day that you exercise your conversion right and the day the conversion value of your notes is determined.

Our failure to convert the notes into cash or a combination of cash and common stock upon exercise of a holder’s conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. We may not have the financial resources or be able to arrange for financing to pay such principal amount in connection with the surrender of the notes for conversion. While we do not currently have any debt or other agreements that would restrict our ability to pay the principal amount of the notes in cash, we may enter into such an agreement in the future which may limit or prohibit our ability to make any such payment. In addition, a default under the indenture could lead to a default under future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and amounts owing in respect of the conversion of any notes.

We may not have the funds necessary to finance the purchase of the notes or may otherwise be restricted from making such purchase if required by holders pursuant to the indenture.

At any time prior to maturity following a “fundamental change” under the indenture, holders may require us to repurchase their notes in integral multiples of $1,000 in cash at a price of 100% of the principal amount of the notes, plus any accrued and unpaid interest to, but excluding, the purchase date. However, it is possible that we will not have sufficient funds available at such time to make the required purchase of notes. If any agreement governing our indebtedness prohibits or otherwise restricts us from purchasing the notes when we become obligated to do so, we could seek the consent of the lenders to purchase the notes or attempt to refinance this debt. If we do not obtain such a consent or refinance the indebtedness, we would not be permitted to purchase the notes without potentially causing a default under that indebtedness. Our failure to purchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness, causing much or all of our indebtedness to become due simultaneously when we are unable to pay it.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

We will adjust the conversion rate of the notes under certain circumstances such as stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of Notes — Adjustment to Conversion Rate.” Under certain circumstances, if we adjust the conversion rate (or certain events occur and no adjustment is made), you may be treated as having received a constructive dividend from us, which would result in taxable income to you for United States federal income tax purposes, even though you would not receive any cash in connection with the conversion rate adjustment and even though you might not exercise your conversion right. Prospective investors should review the discussion under the heading “Material United States Federal Income Tax Considerations — U.S. Holders — Conversion Rate Adjustments” or “Material United States Federal Income Tax Considerations — Non-U.S. Holders — Conversion Rate Adjustments,” as applicable.

The adjustment to the conversion rate for notes converted in connection with a change in control may not adequately compensate holders for the lost option time value of their notes as a result of such fundamental change in control and may not be enforceable.

If a “change in control” under the indenture occurs, we will increase the conversion rate as to the notes converted in connection with a change in control. The increase in the conversion rate will be determined based on the date on which a change in control becomes effective and the price paid per share of common stock in a change in control as described under “Description of Notes — Adjustment to Conversion Rate — Adjustment to Conversion Rate Upon a Change in Control.” While this adjustment is designed to compensate you for the lost option time value of your notes as a result of a change in control, the adjustment is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the price paid per share of our common stock in a change in control is less than $86.40 or more than $350.00 (subject to adjustment), there will be no such adjustment. Furthermore, our obligation to make the adjustment could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Provisions of the notes could discourage an acquisition of us by a third party.

Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a change in control, holders of the notes will have the right, at their option, to require us to purchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000 in cash at a price equal to 100% of the principal amount of notes to be purchased, plus accrued and unpaid interest, to, but excluding, the purchase date. In addition, pursuant to the terms of the notes, we may not enter into certain mergers or acquisitions unless, among other things, the surviving person or entity assumes the payment of the principal of and interest (including additional interest, if any) on the notes, including the delivery of the conversion value and any adjustment thereto resulting from such merger or acquisition.

A market may not develop for the notes.

Prior to this offering there has been no trading market for the notes. A market for the notes may not develop or, if one does develop, it may not be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could decline significantly.

Conversion of the notes could dilute the ownership of existing stockholders.

The conversion of some or all of the notes could dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

The notes may not be rated or may receive a lower rating than anticipated.

We believe that it is unlikely that the notes will be rated. If, however, one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by investors, or reduce their rating in the future, the market price of the notes and our common stock would be harmed.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock, including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The conversion rate for the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers, as described under “Description of Notes — Adjustment to Conversion Rate — General.” The conversion rate will not be adjusted, however, for other events, such as a third-party tender or exchange offer, that may adversely affect the trading price of the notes or our common stock. In addition, an event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to such conversion rate.

The value of the notes could be adversely affected by sales of substantial amounts of our common stock in the public markets.

Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities, which could adversely affect the value of the notes.

The accounting method for convertible debt securities with net share settlement will likely have a material impact on our consolidated financial statements.

For the purpose of calculating diluted earnings per share, a convertible debt security providing for net share settlement of the conversion value and meeting specified requirements under EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (Net Share Convertibles), is accounted for interest expense purposes similarly to non-convertible debt, with the stated coupon constituting interest expense and any shares issuable upon conversion of the security being accounted for under the treasury stock method. The effect of the treasury stock method is that the shares potentially issuable upon conversion of the notes are not included in the calculation of our earnings per share except to the extent that the conversion value of the notes exceeds their principal amount, in which case the number of shares of our common stock necessary to settle the conversion are treated as having been issued for earnings per share purposes. As of June 30, 2008, the conversion value of the notes did not exceed the principal amount and as a result, there was no dilutive impact on our diluted earnings per share.

In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of convertible debt instruments with cash settlement features to account separately for the liability and equity components of the instrument. The debt would be recognized at the present value of its cash flows discounted using the issuer’s non-convertible debt borrowing rate at the time of issuance. The equity component would be recognized as the difference between the proceeds from the issuance of the note and the fair value of the liability. FSP APB 14-1 will also require an accretion of the resultant debt discount over the expected life of the debt. The proposed transition guidance requires retrospective application to all periods presented and does not grandfather existing instruments. FSP APB 14-1 is effective for fiscal years and interim periods beginning after December 15, 2008. Early adoption is not permitted. FSB APB 14-1 is effective for us beginning in the first quarter of fiscal 2010. We expect the implementation of FSP APB 14-1 will have a material impact on our consolidated financial statements. FSP APB 14-1 will result in higher non-cash interest expense for fiscal 2008 through 2013 and a corresponding reduction in our reported net income. We are currently evaluating our non-convertible debt borrowing rate and the fair market value of the conversion privilege with respect to the notes.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You should not place undue reliance on these statements. Forward-looking statements include information concerning possible or assumed future results of operations, capital expenditures, the outcome of pending legal proceedings and claims, goals and objectives for future operations, including descriptions of our business strategies and purchase commitments from customers. These statements are typically identified by words such as “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate” and similar expressions. We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. As you read and consider the information in this prospectus and the documents incorporated by reference herein, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. In light of these risks and uncertainties, we cannot assure you that the results and events contemplated by the forward-looking statements contained in, or incorporated by reference into, this prospectus will in fact transpire.

You should carefully consider the risks described below and the other information set forth above. The risks contained in the sections entitled “Risks Related to the Company” and “Risks Related to the Notes” in this prospectus and our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, identify important factors that could cause actual results to differ materially from those predicted in any such forward-looking statements. Our operating results may fluctuate significantly and may not meet our expectations or those of securities analysts or investors. The price of our stock would likely decline if this occurs. Factors that may cause fluctuations in our operating results include, but are not limited to, the following:

•	our ability to successfully implement our strategic initiatives and to achieve the intended benefits of those initiatives;

•	automobile industry sales and production rates and the willingness of automobile purchasers to pay for the option of a premium audio system and/or a multi-function infotainment system;

•	changes in consumer confidence and spending;

•	changes in interest rates and the availability of financing affecting consumer spending;

•	fluctuations in currency exchange rates and other risks inherent in international trade and business transactions;

•	warranty obligations for defects in our products;

•	our ability to satisfy contract performance criteria, including our ability to meet technical specifications and due dates on our new automotive platforms;

•	our ability to design, engineer and manufacture our products profitably under our long-term supply arrangements with automakers;

•	the loss of one or more significant customers, including our automotive manufacturer customers or the loss of a significant platform with an automotive customer;

•	competition in the automotive, consumer or professional markets in which we operate, including pricing pressure in the market for personal navigation devices (“PNDs”);

•	our ability to achieve cost reductions and other benefits in connection with our restructuring program of our manufacturing, engineering and administrative organizations;

•	model-year changeovers in the automotive industry;

•	our ability to enforce or defend our ownership and use of intellectual property;

•	our ability to maintain a competitive technological advantage within the systems, services and products we provide into the market place;

•	our ability to effectively integrate acquisitions made by our Company or manage restructuring and cost migration initiatives;

•	strikes, work stoppages and labor negotiations at our facilities, or at a facility of one of our significant customers; or work stoppages at a common carrier or a major shipping location;

•	commodity price fluctuations;

•	the outcome of pending or future litigation and other claims, including, but not limited to the current stockholder and ERISA lawsuits or any claims or litigation arising out of our business, labor disputes at our facilities and those of our customers or common carriers;

•	changes in general economic conditions; and

•	world political stability.

Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results, results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. As a result, the foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus and other reports we file with the Securities and Exchange Commission (which we refer to as the Commission). For additional information regarding certain factors that may cause our actual results to differ from those expected or anticipated, see the information under “Risk Factors” above.

USE OF PROCEEDS

We will not receive any proceeds from the sale by any selling security holder of the notes or the common stock issued upon their conversion. All of the proceeds from the sale of the notes or the common stock issued upon their conversion will be received by the selling security holders.

DESCRIPTION OF NOTES

We issued the notes in a private placement in October 2007 under an indenture between us and Wells Fargo Bank, National Association, as trustee. As used in this description of the notes, the words “we,” “us,” “our” or “Harman” refer only to Harman International Industries, Incorporated, a Delaware corporation, and do not include any of our current or future subsidiaries. We have summarized below the material provisions of the indenture, the notes and the registration rights agreement (as defined below). The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture, the notes and the registration rights agreement, which we urge you to read because they define your rights as a noteholder. Copies of the indenture, including the form of the notes, and the registration rights agreement that we entered into with the initial purchasers of the notes, or the “registration rights agreement,” are available upon request to us.

General

The notes are limited to $400 million aggregate principal amount. The notes will mature on October 15, 2012, unless earlier converted or repurchased.

The notes are issued in denominations of $1,000 or in integral multiples of $1,000. The notes are payable at the principal corporate trust office of the paying agent, which is currently an office or agency of the trustee.

The notes are our general unsecured obligations. The notes currently rank:

•	equal in right of payment to all of our other existing and future senior unsecured indebtedness;

•	senior in right of payment to all of our existing and future subordinated indebtedness; and

•	structurally subordinated in right of payment to all of our subsidiaries’ existing and future obligations (including secured and unsecured obligations) and effectively subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations.

As of June 30, 2008, we had no secured indebtedness and approximately $428 million of unsubordinated and unsecured debt obligations (including the notes) outstanding. As of June 30, 2008, our subsidiaries had, exclusive of intercompany obligations, approximately $1.0 billion of liabilities.

The notes bear cash interest at the rate of 1.25% per year. Interest on the notes accrues from the issue date, or from the most recent date to which interest has been paid or provided for. Interest is payable semiannually in arrears on April 15 and October 15 of each year, beginning on April 15, 2008, to holders of record at the close of business on the April 1 or the October 1 immediately preceding such interest payment date. We will pay interest on overdue principal, premium, if any, and, to the extent lawful, interest at a rate per annum on the notes of 1.25%. Each payment of cash interest on the notes includes interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if none, the scheduled original issuance date) through the day before the applicable interest payment date (or purchase date). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. Interest is calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in the City of New York are authorized or obligated to close. Interest will cease to accrue on a note upon its maturity, conversion or purchase by us at the option of a holder.

Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar currently are the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange. The entries in the register will be conclusive, absent manifest error, and we will treat each person whose name is recorded in the register as the owner of such notes as the owner thereof for all purposes of the indenture governing such notes notwithstanding any notice to the contrary. No transfer will be effective unless recorded by the registrar.

Conversion Rights

General

Holders may convert their notes prior to maturity based on an initial conversion rate of 9.6154 shares of our common stock, par value $0.01 per share, per $1,000 principal amount of notes (equivalent to an initial conversion price (as defined below) of approximately $104 per share), only if the conditions for conversion described below are satisfied.

The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

Holders who convert will receive cash and may, at our option as described below, also receive cash, shares of our common stock or a combination thereof. The conversion rate will be subject to adjustment as described in “Adjustment to Conversion Rate” below. A note for which a holder has delivered a fundamental change purchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

The “conversion price” per share of common stock as of any day will equal the result obtained by dividing $1,000 by the then applicable conversion rate (as defined below).

The “applicable conversion rate” means the conversion rate on any trading day (as defined below).

The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert such note.

Upon conversion, a holder will generally receive, in respect of each $1,000 principal amount of notes surrendered for conversion, for each trading day in the conversion reference period (as defined below):

•	cash in an amount equal to the lesser of (i) $50 and (ii) the conversion value (as defined below) for such day divided by 20 (the “required cash amount”); and

•	if the conversion value for such day is greater than $1,000, a number of shares of our common stock (the “remaining shares”) equal to the daily share amount (as defined below) for such day, subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below.

“Conversion value” means, per $1,000 principal amount of notes, the amount equal to for each trading day (as defined below) of the conversion reference period (as defined below), the product of (i) the applicable conversion rate for such day and (ii) the volume weighted average price (as defined below) per share of our common stock on such day.

The “daily share amount” means, for each trading day of the conversion reference period and each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

(conversion value for such trading day − $1000)
volume weighted average price per share of common stock for such trading day × 20

The “volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page HAR.N <Equity> AQR in respect of the period from 9:30 a.m. to close, New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized investment banking firm retained for this purpose by us.

A “trading day” is any day on which (i) there is no market disruption event (as defined below) and (ii) the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, the principal national securities exchange on which our common stock is listed, is open for trading or, if the common stock is not so listed, admitted for trading or quoted, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

A “market disruption event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the primary exchange or trading system on which such shares are traded) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

The “conversion reference period” means:

•	for notes that are converted during the period beginning on the 23rd scheduled trading day prior to the maturity date of the notes, the twenty consecutive trading days beginning on, and including, the 20th scheduled trading day prior to the maturity date; and

•	in all other instances, the twenty consecutive trading days beginning on the third trading day following the conversion date.

By the close of business on the business day prior to the first scheduled trading day of the applicable conversion reference period, we may specify a percentage of the daily share amounts that will be settled in cash (the “cash percentage”) and we will notify you of such cash percentage by notifying the trustee (the “cash percentage notice”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable conversion reference period will equal the product of: (i) the cash percentage, (ii) the daily share amount for such trading day and (iii) the volume weighted average price of our common stock for such trading day. The number of shares deliverable in respect of each business day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the close of business on the trading day prior to the first scheduled trading day of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares as described below. We may, at our option, revoke any cash percentage notice by notifying the trustee; provided that we revoke such notice by the close of business on the business day prior to the first scheduled trading day of the applicable conversion reference period.

The required cash amount and any remaining shares of our common stock due upon conversion of the notes will be delivered through the conversion agent as promptly as practicable and in any case within three trading days following the end of the conversion reference period applicable to the notes being converted.

A holder of a note otherwise entitled to a fractional share will receive cash based on the arithmetic average of the volume weighted average price of our common stock for each of the twenty consecutive trading days of the conversion reference period (the “average price”).

Upon determining that the holders are entitled to convert their notes in accordance with the provisions described below, we will (i) issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information or (ii) promptly deliver notice to the holders of the notes in a manner contemplated by the indenture, including through the facilities of the Depository Trust Company (“DTC”).

While we will be required to make the cash payments described above upon conversion of notes, it is possible that we will not be able to do so when required.

Holders may surrender their notes for conversion at the applicable conversion rate under any of the following circumstances:

•	conversion based on common stock price;

•	conversion upon satisfaction of trading price condition;

•	conversion upon occurrence of specified distributions to holders of common stock or specified corporate transactions; and

•	conversion during period prior to maturity.

Conversion Based on Common Stock Price

Holders may surrender notes for conversion during any calendar quarter commencing at any time after December 31, 2007 and only during such calendar quarter, if the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the conversion price per share of common stock on the last day of such preceding calendar quarter, which we refer to as the “conversion trigger price.”

The current conversion trigger price of the notes is approximately $135, which is 130% of the initial conversion price per share of common stock. The foregoing conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate.

The Company will determine at the beginning of each calendar quarter commencing after December 31, 2007 (through the calendar quarter ending June 30, 2012 with respect to the notes) whether the notes are convertible as a result of the price of our common stock exceeding the conversion trigger price and will notify the conversion agent and the trustee.

The “closing price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is listed or admitted for trading or, if our common stock is not listed or admitted for trading on a U.S. national or regional securities exchange, as reported on the quotation system on which such security is quoted. If our common stock is not listed or admitted for trading on a United States national or regional securities exchange and not reported on a quotation system on the relevant date, the “closing price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized investment banking firms selected by us for this purpose.

Conversion Upon Satisfaction of Trading Price Condition

Holders may surrender notes for conversion during the five business day period immediately after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes for each day of such measurement period was less than 98% of the product of the closing price of our common stock and the conversion rate on such date, subject to compliance with the procedures and conditions described below concerning the trustee’s obligation to make a trading price determination.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $2.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids will be used, and if only one such bid can reasonably be obtained by the trustee, that one bid will be used. If the trustee cannot reasonably obtain at least one bid for $2.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing price of our common stock and the conversion rate. Any such determination by the trustee will be conclusive absent manifest error.

In connection with any conversion upon satisfaction of the above trading pricing condition, the trustee will have no obligation to determine the trading price of the notes unless we have requested such determination; and we will have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing price of our common stock and the conversion rate. At such time, we will instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the closing price of our common stock and the conversion rate.

Conversion Upon Occurrence of Specified Distributions to Holders of Common Stock or Specified Corporate Transactions

If we elect to distribute to all or substantially all holders of our common stock:

•	certain rights or warrants entitling them to subscribe for or purchase, for a period expiring within 60 days of the record date for such distribution, our common stock at less than the average of the closing prices for the five consecutive trading days ending on the date immediately preceding the first public announcement of the distribution, or

•	cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clauses (i) and (ii) of the second paragraph under “Adjustment to Conversion Rate — General”), which distribution, together with all other distributions within the preceding twelve months, has a per share value exceeding 10% of the average of the closing prices of our common stock for the five consecutive trading days ending on the date immediately preceding the first public announcement of the distribution, then we must notify the holders of the notes at least 20 trading days prior to the ex-dividend date (as defined below) for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date for such distribution or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at that time.

In addition, if a fundamental change (as defined below) occurs or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets, the notes may be surrendered for conversion at any time after the date that is 15 trading days prior to the anticipated effective date of such transaction until 35 trading days after the actual date of such transaction (or, if such transaction also constitutes a fundamental change, until the fundamental change purchase date (as defined below)). We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction but in no event less than 20 trading days prior to the anticipated effective date of such transaction in the case of a transaction within our control or of which we have at least 30 trading days prior notice.

In the case of any fundamental change, (i) the conversion rate will be adjusted as set forth below under “Adjustment to Conversion Rate — Adjustment to Conversion Rate Upon a Change in Control” and (ii) the holder can require us to purchase all or a portion of its notes as described under “Repurchase at the Option of the Holder Upon a Fundamental Change.”

Conversion During Period Prior to Maturity

Notwithstanding anything herein to the contrary, holders may surrender the notes for conversion at any time on or after June 30, 2012, until the close of business on the business day immediately preceding the maturity date.

Conversion Procedures

To convert a note represented by a global security, a holder must convert by book-entry transfer to the conversion agent through the facilities of the DTC.

To convert a note that is represented by a certificated security (as defined below), a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsement and transfer documents; and

•	if required, pay all transfer or similar taxes.

On conversion of a note, a holder will not receive, except as described below, any cash payment representing accrued interest. Instead, accrued interest will be deemed paid by the cash and/or shares of common stock, if any, received by the holder on conversion. Delivery to the holder of such cash and/or shares will thus be deemed:

•	to satisfy our obligation to pay the principal amount of a note; and

•	to satisfy our obligation to pay accrued and unpaid interest.

As a result, upon conversion of a note accrued and unpaid interest is deemed paid in full rather than cancelled, extinguished or forfeited.

Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment; provided that no such payment need be made:

•	in connection with any conversion following the regular record date immediately preceding the maturity date;

•	if we have specified a fundamental change purchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

We will not be required to convert any notes that are surrendered for conversion without payment of interest as required by this paragraph.

Adjustment to Conversion Rate

General

The conversion rate on the notes will not be adjusted for accrued interest.

We will adjust the conversion rate on the notes if any of the following events occur:

(i) We issue dividends or make distributions on shares of our common stock payable in shares of common stock to all or substantially all holders of our common stock.

(ii) We subdivide, combine or reclassify shares of our common stock.

(iii) We distribute to all or substantially all holders of shares of our common stock certain rights or warrants to purchase shares of our common stock for a period expiring within 60 days after the record date for such distribution at less than the average of the closing prices for the five consecutive trading days immediately preceding the first public announcement of the distribution.

(iv) We distribute to all or substantially all holders of shares of our common stock any of our capital stock, assets or debt securities or any rights, warrants or options to purchase our securities (excluding any distributions described in clause (i) above, any rights or warrants described in clause (iii) above and any all-cash dividends or other cash distributions described in clause (v) below and subject to the provisions described in the immediately succeeding paragraph), in which event the conversion rate will be adjusted by multiplying the conversion rate in effect immediately prior to the opening of business on the “ex-dividend date” by a fraction,

•	the numerator of which will be the current market price (as defined below) of our common stock, and

•	the denominator of which will be the current market price of our common stock minus the fair market value, as determined by our board of directors, of the portion of those assets, debt securities, shares of capital stock or rights so distributed applicable to one share of our common stock (determined on the basis of the number of shares of our common stock outstanding on such “ex-dividend date”).

With respect to an adjustment pursuant to this clause (iv) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted by multiplying the conversion rate in effect immediately prior to the opening of business on the “ex-dividend date” by a fraction,

•	the numerator of which will be the sum of (1) the average of the closing sale prices of the capital stock or other similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the five trading days commencing on and including the fifth trading day after the date on which “ex-dividend” trading commences for such dividend or other distribution on the principal national securities exchange or inter-dealer quotation system on which such securities are then listed or traded plus (2) the average of the closing prices of our common stock over the five trading days commencing on and including the fifth trading day after the date on which “ex-dividend” trading commences for such dividend or distribution on the principal national securities exchange or inter-dealer quotation system on which our common stock is then listed or traded, and

•	the denominator of which will be the average of the closing prices of our common stock over the five trading days commencing on and including the fifth trading day after the date on which “ex-dividend” trading commences for such dividend or distribution on the principal national securities exchange or inter-dealer quotation system on which our common stock is then listed or traded.

(v) We distribute cash dividends or other cash distributions to all or substantially all holders of our common stock (other than (1) any cash dividend on our common stock that is the first cash dividend with an “ex-dividend date” in any calendar quarter to the extent that such cash dividend per share of common stock does not exceed $.0125 (each such number, the “dividend threshold amount”) (the dividend threshold amount will be subject to adjustment on an inversely proportional basis whenever the conversion rate is adjusted, provided that no adjustment will be made to the dividend threshold amount for any adjustment to the conversion rate pursuant to this clause (v)), (2) distributions described in clause (vi) below or (3) any dividend or distribution in connection with our liquidation, dissolution or winding up), then the conversion rate will be adjusted by multiplying the conversion rate in effect immediately prior to the opening of business on the “ex-dividend date” by a fraction,

•	the numerator of which will be the current market price of our common stock, and

•	the denominator of which will be the current market price of our common stock on such date minus the amount per share of such distribution (subject to the immediately succeeding paragraph).

If any adjustment is required to be made as pursuant to clause (v) above as a result of a distribution that is a quarterly dividend, such adjustment will be based upon the amount by which such distribution exceeds the dividend threshold amount. If an adjustment is required to be made pursuant to clause (v) above as a result of a distribution that is not a quarterly dividend, such adjustment will be based upon the full amount of the distribution.

(vi) We or any of our subsidiaries distribute cash or other consideration in respect of a tender offer or an exchange offer (that is treated as a “tender offer” under U.S. federal securities laws) made by us or any of our subsidiaries for all or a portion of our common stock, where such cash and the fair market value (as determined in good faith by our board of directors) of any such other consideration per share of our common stock validly tendered or exchanged exceeds the closing price of our common stock on the first trading day immediately following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer, in which event the conversion rate will be adjusted by multiplying the conversion rate by a fraction,

•	the numerator of which will be the sum of (1) the cash and the fair market value of such other consideration distributed for all shares of our common stock we purchase in such tender or exchange offer and (2) the product of (i) the number of shares of our common stock outstanding as of the last time at which tenders or exchanges could have been made, less any tendered or exchanged shares, and (ii) the closing price per share of our common stock on the first trading day immediately following the expiration date of the tender or exchange offer, and

•	the denominator of which will be equal to the product of (1) the number of shares of our common stock outstanding as of the last time at which tenders or exchanges could have been made, including any tendered or exchanged shares, and (2) the closing price per share of our common stock on the first trading day immediately following the expiration date of the tender or exchange offer.

“Current market price” of our common stock on any day means the average of the closing prices per share of our common stock for each of the five consecutive trading days ending on the earlier of the day in question and the day before the “ex-dividend date” with respect to the issuance or distribution requiring such computation.

“Ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

In the event we elect to make a distribution described in clause (iii), (iv) or (v) above, and in the case of (iv) or (v), that has a per share value equal to more than 10% of the closing price of shares of our common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of notes at least 20 trading days prior to the ex-dividend date for such distribution. See “Conversion Rights — Conversion Upon Occurrence of Specified Distributions to Holders of Common Stock or Specified Corporate Transactions” above.

Except in the cases of (iv), (v) and (vi) above, no adjustment to the conversion rate will be made if holders of the notes participate in the transaction without conversion or in certain other cases.

We have adopted a shareholder rights agreement (a “shareholder rights plan”) pursuant to which rights (“Rights”) may be distributed to the holders of our common stock and such shareholder rights plan provides that each share of common stock issued upon conversion of the notes at any time prior to the distribution of separate certificates representing such Rights will be entitled to receive such Rights. Accordingly, there will not be any adjustment to the conversion privilege or conversion rate at any time prior to the distribution of separate certificates representing such Rights. If, however, prior to any conversion, the Rights have separated from the common stock, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, our assets, debt securities or rights as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such Rights.

Notwithstanding anything in this section “Adjustment to Conversion Rate” to the contrary, we will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. In addition, we will make any carry forward adjustments not otherwise effected upon notice of a required purchase of the notes in connection with a fundamental change, and on July 15, 2012 for the notes. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

The conversion rate will not exceed 11.5741 shares per $1,000 principal amount of the notes on account of adjustments to the conversion rate described in “Adjustment to Conversion Rate Upon a Change in Control,” (subject to the adjustments at the same time and the same manner as adjustments set forth in clauses (i) through (vi) above).

Treatment of Reference Property Upon Disposition Event

In the event of:

•	any reclassification of our common stock; or

•	any merger, consolidation or other combination involving us; or

•	a sale, conveyance, lease or other disposal to another person of all or substantially all of our properties and assets;

in each case, in which all holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, if you convert your notes on or after the effective date of any such event, you will receive, for each trading day in the conversion reference period, in connection with any such conversion an amount in cash equal to the required cash amount and reference property determined in accordance with any cash percentage notice issued by us.

The types and amounts of reference property you receive will be based on the daily share amounts and volume weighted average prices of reference property, and the applicable conversion rate, as described above.

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock upon the occurrence of such event.

Adjustment to Conversion Rate Upon a Change in Control

If a change in control (as defined below) occurs and a holder elects to convert its notes in connection with such change in control, we will increase the applicable conversion rate for the notes surrendered for conversion by a number of additional shares of our common stock (the “make-whole shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such a change in control transaction if the notice of conversion of the notes is received by the conversion agent from and including the effective date of the closing of the change in control transaction up to and including the trading day prior to the related fundamental change purchase date.

A “change in control” means the occurrence of a fundamental change (as defined below) of the type described in the first two bullet points of the definition of “fundamental change,” giving effect to the eighth and ninth paragraphs under “Repurchase at the Option of the Holder Upon a Fundamental Change.”

The number of make-whole shares will be determined by reference to the table below and is based on the date on which such change in control transaction becomes effective (the “change in control effective date”) and the price paid per share of our common stock in the change in control (in the case of a change in control described in the second bullet of the definition of fundamental change), or in the case of all other changes in control, the average of the closing prices per share of our common stock over the five trading-day period ending on the trading day preceding the relevant change in control effective date (the “stock price”). If holders of our common stock receive only cash in the case of a change in control described in the second bullet of the definition of “fundamental change” set forth below under “Repurchase at the Option of the Holder Upon a Fundamental Change,” the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the closing prices per share of our common stock over the five trading-day period ending on the trading day preceding the relevant change in control effective date.

The stock prices set forth in the first row of the Notes Make-Whole Table below will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the applicable conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the applicable conversion rate as so adjusted. In addition, the number of make-

whole shares will be subject to adjustment in the same manner as the applicable conversion rate as set forth above under “Adjustment To Conversion Rate-General.”

Notes Make-Whole Table

The following table sets forth the stock price and number of make-whole shares of our common stock to be added to the conversion rate per $1,000 principal amount of notes:

	Effective Date
	October 20,	October 20,	October 20,	October 20,	October 20,	October 20,
Stock Price	2007	2008	2009	2010	2011	2012

$ 86.40	1.96	1.96	1.92	1.88	1.84	1.96
$ 90.00	1.76	1.74	1.68	1.62	1.53	1.50
$100.00	1.32	1.27	1.18	1.06	0.88	0.38
$104.00	1.18	1.12	1.03	0.90	0.70	0.00
$110.00	1.01	0.94	0.84	0.71	0.50	0.00
$130.00	0.62	0.55	0.45	0.33	0.17	0.00
$150.00	0.41	0.35	0.27	0.18	0.07	0.00
$175.00	0.27	0.22	0.16	0.10	0.04	0.00
$200.00	0.18	0.15	0.11	0.07	0.03	0.00
$225.00	0.13	0.11	0.08	0.05	0.02	0.00
$250.00	0.09	0.08	0.06	0.04	0.02	0.00
$350	0.02	0.02	0.02	0.01	0.00	0.00

The exact stock prices and change in control effective dates may not be set forth in the applicable table, in which case:

•	If the stock price is between two stock price amounts in the applicable table or the change in control effective date is between two dates in the applicable table, the make-whole shares issued upon conversion of the notes will be determined by straight-line interpolation between the number of make-whole shares set forth for the higher and lower stock price amounts and the two dates in the applicable table, as applicable, based on a 365-day year;

•	If the stock price is in excess of $350.00 per share of common stock (subject to adjustment), no make-whole shares will be issued upon conversion of the notes; and

•	If the stock price is less than $86.40 per share of common stock (subject to adjustment), no make-whole shares will be issued upon conversion of the notes.

The adjustments described in this section are subject to the limitations described above under “Adjustment To Conversion Rate — General.”

Our obligation to deliver the make-whole shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Repurchase at the Option of the Holder Upon a Fundamental Change

In the event of any fundamental change, each holder will have the right, at the holder’s option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder’s notes in integral multiples of $1,000 principal amount at a price (the “fundamental change purchase price”) equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date (as defined below) unless the fundamental change purchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to holders of the notes as of the preceding record date. Upon a valid exercise of such an option, we will be required to purchase the notes as of the date that is no later than 35 trading days after the occurrence of such fundamental change (a “fundamental change purchase date”), unless such 35 trading days would not provide holders with at least 20 trading days’ notice, in which case the fundamental change purchase date will be the day that provides the shortest period necessary to provide 20 trading days’ notice as provided below.

As promptly as practicable following the date we publicly announce such fundamental change but in no event less than 20 trading days prior to the anticipated effective date of a fundamental change, we are obligated to mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the fundamental change, which notice must state, among other things, as applicable:

•	the events causing a fundamental change;

•	the anticipated effective date of such fundamental change;

•	the last date on which the purchase right may be exercised;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•	that notes with respect to which a fundamental change purchase notice is given by the holder may be converted only if the fundamental change purchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise these rights.

To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the fundamental change purchase date. The required purchase notice upon a fundamental change must state:

•	if certificated notes have been issued, the certificate number of the notes (or, if your notes are not certificated, your notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that we are to purchase such notes pursuant to the applicable provisions of the indenture and the notes.

A holder may withdraw any fundamental change purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount being withdrawn;

•	the certificate numbers of the notes being withdrawn (or, if your notes are not certificated, your notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, of the notes that remain subject to the original fundamental change purchase notice.

Our obligation to pay the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with all necessary endorsements or compliance by the holder with all DTC procedures, as applicable, to the paying agent at any time after the delivery of such fundamental change purchase notice. Payment of the fundamental change purchase price for such note will be made on or prior to the third business day following the later of the fundamental change purchase date and the time of delivery of such note to the paying agent.

If the trustee or paying agent holds money sufficient to pay the fundamental change purchase price of the note on the third business day following the fundamental change purchase date in accordance with the terms of the indenture, then, immediately after the fundamental change purchase date, interest on such note will cease to accrue, whether or not the note is delivered to the trustee or paying agent, and all other rights of the holder will terminate, other than the right to receive the fundamental change purchase price upon delivery of the note.

A “fundamental change” means the following events:

•	any person or group, other than us, our subsidiaries or any employee benefit plan of us or our subsidiaries, files, or is required to file, a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that such person has become the beneficial owner of shares with a majority of the total voting power of all of our outstanding voting securities that are entitled to vote generally in the election of our board of directors, managers or other voting members of our governing body (“voting securities”), unless such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act;

•	we consolidate with or merge with or into another person (other than a subsidiary of ours), or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to any person (other than a subsidiary of us), or any person (other than a subsidiary of us) consolidates with or merges with or into us, and our outstanding voting securities are reclassified into, converted for or converted into the right to receive any property or security, provided that none of these circumstances will be a fundamental change if persons that beneficially own our voting securities immediately prior to the transaction own, directly or indirectly, a majority of the voting securities of the surviving or transferee person immediately after the transaction in substantially the same proportion as their ownership of our voting securities immediately prior to the transaction;

•	our stockholders or our board of directors adopts a plan for our liquidation or dissolution; or

•	upon the occurrence of a termination of trading.

For purposes of defining a fundamental change:

•	the term “person” and the term “group” have the meanings given by Sections 13(d) and 14(d) of the Exchange Act or any successor provisions;

•	the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision;

•	the term “beneficial owner” is determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions, except that a person will be deemed to have beneficial ownership of all shares that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time; and

•	a “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established U.S. system of automated dissemination of quotations of securities prices and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

Notwithstanding the foregoing, it will not constitute a fundamental change if both (x) at least 90% of the consideration for our common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights and cash payments of the required cash amount, if any) in the transaction or transactions otherwise constituting the fundamental change consists of common stock traded on a U.S. national securities exchange or approved for trading on an established U.S. system of automated dissemination of quotations of securities prices, or which will be so traded or quoted when issued or exchanged in connection with the fundamental change, and (y) as a result of such transaction or transactions the notes become convertible solely into such common stock (subject to conversion in the manner contemplated in “Conversion Rights — General” above, using the value of such common stock for reference).

In connection with any purchase offer in the event of a fundamental change, to the extent required by applicable law, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable;

•	file the related Schedule TO (or any successor schedule, form or report) if required under the Exchange Act, as applicable; and

•	otherwise comply with all federal and state securities laws as necessary under the indenture to effect a fundamental change purchase of notes by us at the option of a holder.

No notes may be purchased by us at the option of holders upon a fundamental change if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the fundamental change purchase price with respect to the notes.

Change in control repurchase rights could discourage a potential acquirer. However, this fundamental change repurchase feature is not the result of our knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by us to adopt a series of anti-takeover provisions. The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. For example, we could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change with respect to the fundamental change purchase feature of the notes, but that would increase the amount of our outstanding indebtedness or the outstanding indebtedness of our subsidiaries. Our obligation to offer to repurchase the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Limitation on the Incurrence of Debt

Until the earlier of the third anniversary of the issue date and the date on which the aggregate principal amount of notes beneficially owned by the “sponsor purchasers” (as defined below) and the “bank purchasers” (as defined below) is less than $200 million, we will not and will not permit any of our subsidiaries to incur, create, assume, guarantee or otherwise become liable for any “indebtedness” (as defined below) (such event being an “incurrence”) unless after giving effect to such incurrence the ratio of “consolidated total debt” (as defined below) to “consolidated EBITDA” (as defined below) for the most recently ended four quarter period would not be greater than 3.25 to 1.0, determined on a pro forma basis in accordance with Regulation S-X under the Securities Act.

Definitions

“Bank purchasers” means Citibank, N.A. and HSBC USA, Inc. and their affiliates that acquire beneficial ownership of the notes in a permitted transfer (each a “bank purchaser”).

“Consolidated EBITDA” means for any period, “consolidated net income” (as defined below) for such period, plus, to the extent reflected as a charge in the statement of such consolidated net income for such period, the sum of (a) taxes, (b) “fixed charges” (as defined below), (c) amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness (including the “loans” (as defined below)), (d) deprecation and amortization, (e) amortization of intangibles (including but not limited to goodwill) and organization costs, (f) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, non-cash losses on dispositions outside the ordinary course of business) and (g) any other non-cash charges, and minus, to the extent included in determining consolidated net income for such period, any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of consolidated net income for such period, gains on dispositions outside the ordinary course of business).

“Consolidated net income” means for any period, our and our subsidiaries’ net income for such period, determined on a consolidated basis in accordance with U.S. generally accepted accounting principles or GAAP.

“Consolidated total debt” means at any date, without duplication, the aggregate principal amount of our and our consolidated subsidiaries’ indebtedness (including the current portion thereof) at such date (but excluding (x) any indebtedness owed by (A) us to any subsidiary and (B) any subsidiary to us or any other subsidiary and (y) guarantee obligations (except to such extent any amounts are due and payable at such date)), determined on a consolidated basis in accordance with GAAP.

“Fixed Charges” means, with respect to any specified person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such person and its subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payment associated with capital lease obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to hedging obligations in respect of interest rates, plus

(2) the consolidated interest expense of such person and its subsidiaries that was capitalized during such period; plus

(3) any interest on “indebtedness” (as defined below) of another person that is guaranteed by such person or one of its subsidiaries or secured by a “lien” (as defined below) on assets of such person or one of its subsidiaries, whether or not such guarantee or lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such person or any of its subsidiaries, other than dividends on capital stock payable solely in our capital stock or to us or one of our subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Indebtedness” means of any person at any date, without duplication, all indebtedness of such person (other than current trade liabilities and indemnification obligations incurred in the ordinary course of business), as reflected on the balance sheet of such person prepared in accordance with GAAP and all guarantee obligations of such person, except that where such indebtedness or guarantee obligation of such person is made jointly, or jointly and severally, with any third party or parties other than any consolidated subsidiary of such person, the amount thereof for the purpose of this definition only will be the pro rata portion thereof payable by such person so long as such third party or parties have not defaulted on its or their joint and several portions thereof.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Loan” means any loans made on a revolving credit basis or any competitive advance loans made by any lender pursuant to that Amended and Restated Multi-Currency, Multi-Option Credit Agreement, dated as of June 22, 2006 among us, Harman Holding GmbH & Co. KG and the several lenders and agents from time to time parties thereto.

“Sponsor purchasers” means KKR I-H Limited, GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI GmbH & Co. KG and

their affiliates that acquire beneficial ownership of the notes in a permitted transfer (each a “sponsor purchaser”).

Events of Default and Acceleration

The following are events of default under the indenture:

•	default in payment of the principal amount or fundamental change purchase price with respect to any note when such payment becomes due and payable;

•	default in payment of any interest due on the notes, which default continues for 30 days;

•	our failure to give timely notice of a fundamental change;

•	our failure to deliver all cash and any shares of common stock when such cash and common stock, if any, are required to be delivered upon conversion of a note, and we do not remedy such default within 10 days;

•	our failure to comply with any of our other covenant or agreement in the notes or the indenture and the default or breach continues for a period of 60 consecutive days after receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding; provided, however, that we will have 365 days after receipt of such notice to remedy, or receive a waiver for, any failure to comply with the covenant in the indenture relating to the delivery of our annual, quarterly and current reports or other information and documents that are required to be filed with the Commission, so long as (i) we are attempting to cure such failure as promptly as reasonably practicable and (ii) after receipt of such notice and until the day we remedy, receive a waiver or otherwise come into compliance with the covenant in the indenture relating to the delivery of our annual, quarterly and current reports or other information and documents that are required to be filed with the Commission, we will accrue and pay additional interest on the notes at an annual rate on the principal amount of the notes equal to (a) 0.25% from the 120th day to but not including the 210th day of such non-compliance and (ii) 0.50% thereafter, and provided further, that we must promptly provide written notice to the trustee and the holders after the period of such accrual of interest on the notes has commenced and again when such accrual period has ended. Any failure by us to pay any interest under this clause to the holders when the same becomes due and payable will constitute a default as described above;

•	(i) our failure or the failure of any of our “significant subsidiaries” (as defined below) to make any payment by the end of any applicable grace period after maturity of principal and/or accrued interest with respect to indebtedness, which term as used in the indenture means obligations (other than nonrecourse obligations) of us for borrowed money or evidenced by bonds, notes or similar instruments (“Debt”), where the amount of such unpaid and due principal and/or accrued interest is in an aggregate amount in excess of $150.0 million, or (ii) the acceleration of principal and/or accrued interest with respect to Debt, where the amount of such accelerated principal and interest is in an amount in excess of $150.0 million because of a default with respect to such Debt, in any such case of (i) or (ii), without such Debt having been paid or discharged or such acceleration having been cured, waived, rescinded or annulled within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the notes then outstanding. However, if any such failure or acceleration referred to in (i) or (ii) above ceases or is cured, waived, rescinded or annulled, then the event of default by reason thereof will be deemed not to have occurred and any acceleration as a result of the related event of default will be automatically rescinded;

•	our failure or the failure of any of our “significant subsidiaries” (as defined below) to pay any judgment in excess of $100.0 million, which judgments are not paid, discharged, or stayed for a period of 30 consecutive days;

•	certain events of bankruptcy or insolvency affecting us or any of our “significant subsidiaries” (as defined below).

“Significant subsidiary” means, in respect of any person, a subsidiary of such person that would constitute a “significant subsidiary” as such term is defined under Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

If an event of default has happened and is continuing (other than due to events of bankruptcy or insolvency affecting us or our significant subsidiaries), either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the principal amount of the notes and any unpaid interest accrued thereon through the occurrence of such event will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes.

The trustee is under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders, unless such holders have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction. Except to enforce the right to receive payment of principal or interest, when due, no holder may institute any proceeding, judicial or otherwise, with respect to the indenture or the notes, or for the appointment of a receiver or trustee, or for any other remedy under the indenture or the notes, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default;

•	holders of at least 25% in aggregate principal amount of outstanding notes have made written request to the trustee to pursue the remedy;

•	holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

•	the trustee has not complied with such request within 60 days after the receipt of the notice, request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such written request.

Subject to certain restrictions, the holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The indenture provides that if an event of default has occurred and is continuing, the trustee must exercise those rights and powers vested in it by the indenture and use the same degree of care and skill as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must send notice of the default to each holder within 90 days after it occurs, unless the default has been cured. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its “trust officers” (as defined below) in good faith determines that withholding notice is in the interests of the holders. In addition, within 120 days after the end of each fiscal year, we must deliver to the trustee an officer’s certificate indicating whether we have fulfilled our obligations under the indenture or, if there has been a default, specifying the default and its nature and status. The trustee will not be deemed to have notice or be charged with any knowledge of any default or event of default unless a trust officer of the trustee has actual knowledge thereof or has received from us or holders of the notes evidencing not less than 25% of the then outstanding notes, written notice thereof at its address set forth in the indenture.

“Trust officer” means, when used with respect to the trustee, an officer within the Corporate Trust Administration of the trustee (or any successor group of the trustee) with direct responsibility for the administration of the indenture governing these notes or any other officer of the trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

Consolidation, Mergers and Sale or Lease of Assets

The indenture provides that we may, without the consent of any holder of notes:

(i) consolidate with or merge into any person; or

(ii) sell, convey, transfer or otherwise dispose of or lease all or substantially all of our assets as an entirety or substantially as an entirety, in a transaction or a series of related transactions, to another person;

provided that:

•	either (a) we are the continuing person or (b) the resulting, surviving or transferee person (if other than us) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes by supplemental indenture all our obligations under the notes and the indenture and the registration rights agreement;

•	immediately thereafter no default or event of default under the indenture has occurred and is continuing; and

•	we deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger, transfer or lease and the supplemental indenture (if any) comply with the indenture; provided, however, that in the event of a consolidation or merger of a wholly-owned subsidiary of us with and into us, we will not be required to deliver such certificate or opinion.

Upon the assumption of our obligations by such person in such circumstances, subject to certain exceptions, we will be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change, permitting each holder to require us to purchase the notes of such holder as described under “Repurchase at the Option of the Holder Upon a Fundamental Change”.

Modification

We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the notes with the written consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder affected thereby, no supplemental indenture may:

•	reduce the principal amount of, fundamental change purchase price with respect to or any premium or any interest (including additional interest) on, any note;

•	make any note payable in any currency or securities other than that stated in the note;

•	change the stated maturity of any note;

•	make any change that adversely affects the right of a holder to convert any note;

•	make any change that adversely affects the right of a holder to require us to purchase a note;

•	impair the right to convert or receive payment with respect to the notes or the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes; or

•	change the provisions in the indenture that relate to modifying or amending the provisions of the indenture described above.

Without the consent of any holder of notes, we and the trustee may enter into supplemental indentures for any of the following purposes (among others):

•	to cure any ambiguity, omission, defect or inconsistency in the indenture;

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•	to secure our obligations in respect of the notes and the indenture;

•	to add guarantees with respect to notes;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to make any changes to comply with the Trust Indenture Act of 1939, or any amendment thereto, or to comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act of 1939; and

•	to make any change that does not materially adversely affect the rights of any holder of the notes.

The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of such notes, waive any existing default under the indenture and its consequences, except under certain limited circumstances.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee or the paying agent, if applicable after the notes have become due and payable, whether at stated maturity, or on a fundamental change purchase date, or upon conversion or otherwise, cash, shares of common stock (solely to satisfy outstanding conversions, if applicable) or government obligations (in each case pursuant to the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, conversion value, daily share amount, the conversion date, the volume weighted average price, the conversion reference period, the trading prices of the notes, the closing price, the conversion price, the required cash amount, the applicable conversion rate and the number of shares of common stock, if any, to be issued upon conversion of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Information Concerning the Trustee

Wells Fargo Bank, National Association, is the trustee, registrar, paying agent and conversion agent. We may maintain deposit accounts and conduct other banking transactions with the trustee in the normal course of business.

Governing Law

The indenture and the notes are governed by the law of the State of New York.

Global and Certificated Notes; Book-Entry; Form

The notes relating to the registration statement relating to this prospectus will be held by qualified institutional buyers (as that term is defined in Rule 144A under the Securities Act) and will be issued in the form of one or more global securities.

Any global securities will be on deposit with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, each global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Holders of global securities will hold beneficial interests in the global securities directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC. Except as described in this paragraph, notes in definitive certificated form (called “certificated securities”) will be issued only in limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of beneficial interests in the global securities is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the applicable global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Holders will not be entitled to have the notes represented by a global security registered in their name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under a global security. We understand that under existing industry practice, if an owner of a beneficial interest in a global security desires to take action that DTC, as the holder of the global securities, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal and interest (including any additional interest) on the notes represented by the global securities registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest (including additional interest) of a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in a global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participant. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global securities for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the applicable global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling or unable to be a depositary for the global securities or ceases to be a clearing agency and we do not appoint a successor depositary or clearing agency within 90 days after receiving notice from DTC or becoming aware that DTC is no longer a clearing agency or there is an event of default under the notes, DTC will exchange the global securities for certificated securities which it will distribute to its participants and which will be legended, if required. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Registration Rights

We are a party to a registration rights agreement with the initial purchasers. We have filed with the Commission the shelf registration statement to which this prospectus relates covering resales by holders of all notes and the common stock issuable upon conversion of the notes to satisfy our obligations under the registration rights agreement. We will use our reasonable efforts to keep the shelf registration statement effective until the earlier of (i) such time as all of the notes and the common stock issuable on conversion of the notes cease to be “registrable securities” (as defined below) and (ii) January 23, 2013.

The term “registrable securities” means all or any of the notes and the common stock issuable upon conversion of the notes; provided, however, that such securities will cease to be registrable securities when (i) a shelf registration statement with respect to such securities has become effective under the Securities Act and such securities have been sold or transferred pursuant to such shelf registration statement, (ii) such securities (x) have been sold or transferred to the public pursuant to Rule 144 under the Securities Act or any successor provision thereto or (y) after October 23, 2009 are transferable pursuant to paragraph (k) of Rule 144 under the Securities Act (or any successor provision thereto) or (iii) such securities have ceased to be outstanding.

We are permitted to suspend the use of the prospectus that is part of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events for a period not to exceed 90 consecutive days or an aggregate of 120 days in any twelve-month period. We need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders.

If:

•	the registration statement ceases to be effective or fails to be usable (other than due to trading restrictions to which the initial purchasers are subject to under the note purchase agreement) without being succeeded within seven business days by a post-effective amendment or a report filed with the Commission pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

•	the prospectus is unusable (other than due to trading restrictions to which the initial purchasers are subject to under the note purchase agreement) for a period longer than the period permitted by the preceding paragraph, each a “registration default,” additional interest will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional interest will accrue at an additional rate per year equal to 0.25% of the principal amount of the notes.

In no event will additional interest accrue at a rate per year exceeding 0.25% of the issue price of the notes. We will have no other liabilities for monetary damages with respect to any registration default. If a holder has converted some or all of its notes into common stock, the holder will not be entitled to receive any additional interest with respect to such common stock or the principal amount of the notes converted.

Except as otherwise noted, all references in this prospectus to the payment of interest on the notes include the payment of additional interest, if applicable.

We will provide to each registered holder copies of the prospectus and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes.

As provided in the registration rights agreement, we have agreed that, in certain circumstances, upon request of the “holders” (as defined below), holding at least the “threshold amount” (as defined below) of registrable securities outstanding and held by such persons in connection with a “substantial distribution” (as defined below), we will (x) provide reasonable notice of the request to each initial purchaser pursuant to which we will offer to include that initial purchaser’s registrable securities in such substantial distribution upon a written request from that initial purchaser received by us within 10 days of such notice and (y) will provide those holders with our reasonable cooperation to facilitate such substantial distribution, provided, however that we will only be required to assist those holders with up to three such substantial distributions (notwithstanding any above to the contrary, if “GSCP” (as defined below) and its affiliates at any time hold less than $50 million in aggregate principal amount of the notes and have not previously initiated a request that we assist in a substantial distribution, we will only be required to assist in two substantial distributions initiated at the request of holders other than GSCP and its affiliates) and we will not be required to assist such holders with a substantial distribution more than once in any 270-day period.

The term “GSCP” means, collectively, GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore Fund, L.P. and GS Capital Partners VI GmbH & Co. KG.

The term “holders” means any initial purchaser, for so long as it owns any registrable securities, and each of its successors, assigns and direct or indirect transferees who become registered owners of registrable securities under the indenture.

The term “substantial distribution” means an offer and sale of a principal amount of notes that are registrable securities of at least the threshold amount by one or more “holders” (as defined below) of the notes to purchasers that are not our affiliates, where such offer and sale is made pursuant to either Rule 144A under the Securities Act or pursuant to a bona fide public offering made pursuant to an effective registration statement.

The term “threshold amount” means, with respect to any offer and sale of notes that are registrable securities, an aggregate of at least $75 million principal amount of notes; provided however, if the proposed offer and sale of notes relates to all of the notes held by a holder and its affiliates, “threshold amount” means an aggregate of at least $50 million principal amount of such notes.

This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the registration rights agreement, a copy of which is available upon request.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation, as amended, and our by-laws, each of which has been publicly filed with the Commission. See “Where You Can Find More Information” below.

As of September 30, 2008, our authorized capital stock consists of:

•	200,000,000 shares of common stock, par value $0.01 per share; and

•	5,000,000 shares of preferred stock, par value $0.01 per share.

As of October 6, 2008, there were 58,530,866 shares of common stock issued and outstanding. No shares of our preferred stock are outstanding.

Common Stock

Each holder of our common stock is entitled to one vote for each share held on all matters voted on by our stockholders, including elections of directors. Except as may be required in our restated certificate of incorporation or in any resolution or resolutions adopted by our board of directors providing for the issuance of preferred shares, or as otherwise required by law, common stock are our only shares of stock with voting power. Our restated certificate of incorporation provides that the affirmative vote of at least two-thirds of the combined voting power of the outstanding shares of our capital stock entitled to vote in the election of directors (“voting share”), voting together as a single class, is required to take any of the following actions:

•	adopt, amend or repeal any provision inconsistent with Article Fifth of the restated certificate of incorporation;

•	alter, change, amend, repeal or adopt any provision inconsistent with Article Seventh of the restated certificate of incorporation;

•	alter, change, amend, repeal or adopt any provision inconsistent with Article Eighth of the restated certificate of incorporation;

•	remove a director from the board of directors; or

•	take certain actions described in Article Ninth of the restated certificate of incorporation, or alter, amend, repeal or adopt any provision inconsistent with Article Ninth of the restated certificate of incorporation.

Our by-laws provide that the affirmative vote of at least two-thirds of the voting shares, voting together as a single class, is required to amend, repeal or adopt any provisions inconsistent with sections 2, 3, 4 and 14 of Article III or the proviso to Article IX of the by-laws.

The restated certificate of incorporation does not provide for cumulative voting in the election of directors. The by-laws specify that the directors will be elected by a plurality vote at the annual meeting of the stockholders. In addition, the restated certificate of incorporation and by-laws provide that directors may only be removed for cause. The common stock has no conversion, redemption or preemptive rights. All outstanding shares of common stock are validly issued, fully paid and nonassessable.

Dividend and Liquidation Rights

The stockholders of common stock are entitled to receive dividends as may be declared from time to time by the board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding shares of preferred stock, if any. The by-laws provide that dividends may be paid in cash, in property or in shares of capital stock. In the event of our liquidation, dissolution or winding up, the stockholders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of the holders of any outstanding shares of preferred stock.

Preferred Stock

The restated certificate of incorporation provides that the board of directors has authority to issue shares of preferred stock in one or more series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of such series, including:

•	the number of shares constituting any series and the designation of the series;

•	voting powers;

•	redemption provisions;

•	dividend rights;

•	rights upon dissolution or upon any distribution of assets;

•	conversion rights;

•	subscription rights;

•	sinking fund provisions; and

•	any other relative, participating, optional or other special powers, preferences, right, qualifications, limitations or restrictions thereof.

The holders of our preferred stock, if any, may be entitled to certain preferences upon liquidation, dissolution or winding up of the our affairs. The issuance of Preferred Shares with voting rights and conversion rights could adversely effect the voting power of the holders of our common stock and could deter a future takeover which a majority of stockholders might view to be in their best interests.

Possible Effect on Takeover Bids

Classified Board

The restated certificate of incorporation provides that the board of directors is to be divided into three classes, as equal in number as possible. Directors of each class are elected for a term of three years or until their successors are elected and qualified.

Due to the classified board provision of the restated certificate of incorporation, at least two annual meetings of stockholders will generally be required to effect a change in a majority of the board of directors. This delay may help ensure that the board of directors, if confronted by a third party attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, will have sufficient time to review the proposal, as well as any available alternatives, and act in a manner the directors believe to be in our best interests and in the best interests of our stockholders. Classification of the board of directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender or exchange offer or otherwise attempting to obtain control of the Company, even though such an attempt might result in a short-term financial benefit for us and our stockholders.

Involuntary Removal of Directors and Filling of Vacancies

The restated certificate of incorporation and by-laws provide that a director may be involuntarily removed from office only for cause and by the affirmative vote of at least two-thirds of the voting shares. In addition, our certificate of incorporation and by-laws provide that any vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors or from the death, resignation, disqualification or removal of a director or other cause, will be filled only by the affirmative vote of a majority of the remaining directors then in office. These provisions may make it more difficult for a hostile party to change the composition of the board of directors without the agreement of the incumbent directors.

Stockholder Action and Stockholder Meetings

The restated certificate of incorporation provides that any action required to be taken or which may be taken at any annual or special meeting of stockholders may only be taken at a stockholders’ meeting and may not be taken by written consent without a meeting.

The by-laws provide that only business properly brought before an annual meeting of stockholders may be conducted or considered at the annual meeting. To be properly brought before the meeting, the business must be:

•	specified in the notice of the annual meeting;

•	properly brought before the meeting by the presiding officer or by or at the direction of the board of directors; or

•	properly requested to be brought by an owner of shares of common stock who is entitled to vote at the annual meeting and who provides our secretary with timely written notice.

To be timely, a notice must be delivered to or mailed and received at our principal executive offices not less than 60 and no more than 90 calendar days before the first anniversary of the date on which we first mailed the proxy materials for the prior year’s annual meeting of stockholders, except that if the announcement of the date of the annual meeting is not made at least 30 calendar days before the date of the meeting, in order to be timely, the notice must be received not later than the close of business on the 10th day following the first public announcement of the annual meeting date. The by-laws also specify requirements as to the form and content of a stockholder’s notice.

The by-laws further provide that special meetings of the stockholders may only be called by the chairman of the board of directors, the Chief Executive Officer, the President or a majority of the board of directors. A special meeting must be called by the chairman of the board of directors (if none, the Chief Executive Officer) or our secretary at the written request of a majority of the board members, unless otherwise prescribed by the General Corporation Law of the State of Delaware (the “DGCL”) or the restated certificate of incorporation. Only business that is properly brought before a special meeting may be conducted or considered at the meeting. To be properly brought, the business must be specified in the notice of the meeting.

To be timely, written notice of a special meeting that states the place, date and hour of the meeting and the purpose or purposes for which the meeting is called must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting.

The by-laws also provide that a stockholder may nominate one or more persons for election as directors at a meeting of the stockholders only if written intent to make the nomination, in the form specified in the by-laws, has been given to our secretary not later than:

•	90 days in advance of an annual meeting; or

•	the close of business on the seventh day following the date on which notice of a special meeting is given to stockholders.

These provisions of the restated certificate of incorporation and by-laws may have the effect of limiting the ability of one stockholder or a small group of stockholders to take certain actions, including acting without a stockholders’ meeting, nominating directors or proposing certain actions at a stockholders’ meeting if the proper procedures are not followed, and therefor may discourage or deter a potential acquiror from soliciting proxies to elect its own slate of directors or otherwise attempting to obtain control or influence over the Company.

Interested Stockholder Transactions

We are subject to the provisions of Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” (as defined in Section 203(c)(3)) with an “interested stockholder” (generally, a stockholder that beneficially owns more than 15% of the stock of a Delaware corporation) for a period of three years after the person became an interested stockholder, unless certain conditions specified in Section 203 are satisfied.

In addition, the restated certificate of incorporation contains provisions (the “fair price provisions”) which are designed to help assure that stockholders receive equitable treatment in the event of certain business combinations between us (or one of its subsidiaries) and an “interested stockholder.” An “interested stockholder” is any stockholder (other than us, any subsidiary or any employee stock ownership plan) that beneficially owns 20% or more of the voting shares. The fair price provisions are intended to discourage certain unfair and disruptive takeover practices, but may also have the effect of discouraging unilateral tender offers and other takeover proposals to acquire control of the Company, as well as unsolicited acquisitions of the outstanding shares of our common stock. The existence of the fair price provisions, however, does not assure that the stockholders will receive a premium price for their shares in the event a business combination of the type specified is proposed.

The restated certificate of incorporation raises the affirmative vote required to approve a “business combination” (as defined in Article Ninth, section 2 of the restated certificate of incorporation) involving an interested stockholder to at least two-thirds of the voting shares, unless:

•	the transaction is approved by a majority of disinterested directors; or

•	certain price criteria and procedural requirements, which are described below, are satisfied.

Two-thirds majority voting requirement is not applicable if certain procedural requirements are met and if, in the case of a business combination involving payments to holders of common stock, the fair market value per share of the payments is equal to the greater of:

•	the highest per share price paid by the interested stockholder to purchase shares of common stock in the two-year period prior to the first public announcement of the proposed business combination (the “announcement date”) or in the transaction in which such stockholder became an interested stockholder (whichever is greater); and

•	the fair market value per share on the announcement date or on the date on which the interested stockholder became an interested stockholder (whichever is greater).

In addition, the consideration to be paid to our stockholders must be either cash or the same consideration paid by the interested stockholder in acquiring the largest number of voting shares previously acquired by the interested stockholder.

Rights Agreement

On December 13, 1999, the Board of directors declared a dividend distribution of one right to purchase 1/100 of a share of Series A Junior Participating Preferred Stock for each outstanding share of common stock (the “rights”). The rights are in all respects subject to and governed by the provisions of the Rights Agreement, a copy of which (including all exhibits thereto) is filed as Exhibit 4.1 hereto. The existence of outstanding rights could have an anti-takeover effect and delay, defer or prevent a tender offer or takeover attempt.

Authorized but Unissued Shares

Authorized but unissued shares of common stock and preferred stock under the restated certificate of incorporation will be available for future issuance without stockholder approval. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. For example, the existence of authorized but unissued shares of common stock and preferred stock would permit the board of directors to make issuances of such shares without stockholder approval that would dilute the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction to combine us with another company.

Transfer Agent

The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion sets forth a summary of the material United States federal income tax consequences of (1) the purchase, ownership, conversion and other disposition of the notes and (2) the ownership and disposition of shares of our common stock issued upon a conversion of notes. This summary:

•	does not purport to be a complete analysis of all of the potential tax considerations that may be applicable to an investor as a result of the investor’s particular tax situation;

•	is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” the existing applicable United States federal income tax regulations promulgated or proposed under the Code, which we refer to as the “Treasury Regulations,” judicial authority and currently effective published rulings and administrative pronouncements, each as of the date hereof and each of which are subject to change at any time, possibly with retroactive effect, and differing interpretations;

•	is applicable only to beneficial owners of notes and shares of our common stock issued upon a conversion of notes who hold these securities as “capital assets,” within the meaning of section 1221 of the Code;

•	does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or who are subject to special treatment under United States federal income tax laws, including but not limited to:

•	dealers in securities, commodities or currencies;

•	traders in securities who elect to use a mark-to-market method of accounting for their securities holdings;

•	brokers;

•	banks and other financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	pension funds;

•	regulated investment companies and real estate investment trusts;

•	persons who own the notes or shares of our common stock as a position in a hedging transaction or as part of a “straddle,” “conversion” or other integrated transaction for federal income tax purposes;

•	U.S. holders (as defined below) whose “functional currency” for federal income tax purposes is not the United States dollar;

•	certain individuals who terminated their United States citizenship or residency;

•	holders subject to the alternative minimum tax;

•	corporations that accumulate earnings in order to avoid United States federal income tax;

•	non-U.S. holders (defined below) subject to special rules under the Code, including “controlled foreign corporations” and “passive foreign investment companies”; and

•	partnerships or other pass-through entities and investors in such entities; and

•	does not discuss any possible applicability of any United States state or local taxes, non-United States taxes or any United States federal tax other than the income tax, including, but not limited to, the United States federal gift tax and estate tax.

As used in this summary, the term “U.S. holder” means a beneficial owner of a note or a share of our common stock received upon a conversion of notes who is, for United States federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity treated as an association taxable as a corporation, that is organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more “United States persons,” within the meaning of section 7701(a)(30) of the Code, has the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, certain electing trusts in existence on August 20, 1996 that were treated as United States persons prior to such date may also be treated as U.S. holders.

If a partnership, including any entity or arrangement treated as a partnership for United States federal income tax purposes, holds notes or common stock, then the United States federal income tax treatment of a partner in that partnership generally will depend on the status of the partner and the partnership’s activities. Partners and partnerships should consult their own tax advisors with regard to the United States federal income tax treatment of an investment in the notes.

The term “non-U.S. holder” means a beneficial owner of a note or of a share of our common stock received upon a conversion of notes who is neither a U.S. holder nor a partnership. Potential non-U.S. holders should refer to the discussion under the heading “— Non-U.S. Holders” below.

We have not sought and will not seek any rulings from the Internal Revenue Service, or the “IRS,” with respect to any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax characterizations and consequences set forth below.

This summary of material United States federal income tax considerations is neither tax nor legal advice. Prospective investors are urged to consult their own tax advisors to determine the specific tax consequences and risks to them of purchasing, holding and disposing of the notes and shares of our common stock, including the application to their particular situation of any United States federal estate and gift, United States state and local, non-United States and other tax laws and of any applicable income tax treaty.

U.S. Holders

Taxation of Interest

Stated interest on a note generally will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with such holder’s method of accounting for United States federal income tax purposes, except to the extent described under the heading “— Amortizable Bond Premium” below.

Market Discount

A U.S. holder who acquires a note, other than at original issuance, at a cost less than the principal amount payable at maturity will be treated as having purchased that note with “market discount” in the amount of such difference unless the amount of the discount is de minimis, as determined under the Code. A U.S. holder generally must treat any principal payment on, or any gain realized on the sale, exchange or other disposition of, a note as ordinary interest income to the extent of any accrued market discount on that note not previously included in the holder’s gross income. For this purpose, market discount generally accrues on a note ratably from the day after the date the holder acquires the note until the maturity date. Alternatively, a U.S. holder may make an irrevocable election to accrue market discount on a constant yield basis.

A U.S. holder who incurs or maintains indebtedness to purchase or carry a note with market discount may be required to defer all or a portion of any deduction for interest on that indebtedness until the maturity or, in certain circumstances, disposal of the note.

Upon the conversion of a note, any accrued market discount on the converted note not included in the holder’s gross income either prior to, or as a result of, that conversion will carry over to the shares of our common stock received in exchange for the converted note. To the extent any accrued market discount carries over to shares received in a conversion of notes, any gain realized on a subsequent disposition of those shares generally will be treated as ordinary interest income.

In lieu of recognizing accrued market discount upon a note’s taxable disposition, a U.S. holder may elect to currently include accrued market discount in gross income as it accrues, generally as interest income. U.S. holders who make this election will not be subject to the rules, discussed above, that (1) treat certain gain on the taxable disposition of notes or of shares of our common stock with accrued market discount as ordinary interest income and (2) defer deductions for interest on indebtedness that finances the acquisition or carrying of notes with market discount. The election to currently include accrued market discount, if made, generally will apply to all debt instruments with market discount acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies. This election may be revoked only with the consent of the IRS.

Amortizable Bond Premium

A U.S. holder who acquires a note, other than at original issuance, at a price that exceeds the principal amount payable at maturity generally will be considered to have acquired the note with bond premium for United States federal income tax purposes, except to the extent that this excess is attributable to the note’s conversion feature. The amount attributable to a note’s conversion feature may be determined under any reasonable method, including by comparing the note’s market value at the time of acquisition with the market prices of similar notes without a conversion feature.

A U.S. holder may elect to amortize bond premium using a constant yield method over the remaining term of the notes. Bond premium is generally amortized by offsetting stated interest on the note received or accrued in each taxable year under the holder’s regular tax method of accounting, which otherwise would be included in the holder’s income, by the amount of the premium allocable to that taxable year in the manner provided for in the Treasury Regulations. To the extent that the amortizable bond premium allocable to a taxable year exceeds the amount of stated interest received or accrued in that year, a U.S. holder may deduct this excess premium to the extent (1) the holder’s total stated interest inclusions in prior taxable years exceed (2) the aggregate amount of stated interest offset by amortizable bond premium in prior taxable years. Any amortizable bond premium allocable to a taxable year that neither offsets stated interest nor is deducted in that year is carried forward and treated as being allocable to the subsequent taxable year.

An electing U.S. holder’s tax basis in the notes is reduced by the amount of amortizable bond premium offsetting stated interest or deducted.

A U.S. holder’s election to amortize bond premium applies to all taxable debt obligations held or subsequently acquired on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS. If this election is not made, then the holder will be required to include all stated interest in gross income without reduction for bond premium.

Upon the sale or other taxable disposition of a note, any unamortized bond premium, which is reflected in the note’s basis at the time of disposition, will either reduce the amount of gain or increase the amount of loss recognized. Upon conversion of a note into shares of our common stock, a U.S. holder may not deduct any unamortized bond premium on such note. Instead, any unamortized bond premium on a note at the time of its conversion will be reflected in the basis of the shares of our common stock received in the conversion.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Except as described under the headings “— Market Discount” or “— Amortizable Bond Premium” above, or under the heading “— Conversion of Notes into Cash and Common Stock” below, upon a sale, exchange, redemption or other taxable disposition of notes, a U.S. holder generally will recognize taxable gain or loss. The amount of such gain or loss will be measured by the difference, if any, between:

•	the amount of cash plus the fair market value of any other property received in exchange for the disposed notes, excluding any such amount attributable to accrued but unpaid interest, and

•	the U.S. holder’s adjusted tax basis in the disposed notes.

Any amount received by the U.S. holder attributable to accrued but unpaid interest will be taxed as such, as described under the heading “— Taxation of Interest” above.

Subject to any adjustments, a U.S. holder’s adjusted tax basis in a note generally will equal the holder’s initial investment in the note, (1) increased by any market discount with respect to the note included in the holder’s gross income, (2) increased by certain constructive distributions to the extent described under the heading “— Conversion Rate Adjustments” below, (3) decreased by the amount of any principal payments previously received by the holder and (4) decreased by any bond premium amortized by the holder with respect to the note.

Except as described under the heading “— Market Discount” above, gain or loss recognized by a U.S. holder generally will be capital gain or loss and, if such holder held the note for more than one year at the time of the disposition, long-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Conversion of Notes Solely into Cash

If a U.S. holder surrenders notes for conversion in exchange solely for cash, then the conversion will be treated as a taxable disposition of the converted notes and subject to the tax consequences described under the heading “— Sale, Exchange, Redemption or Other Taxable Disposition of Notes” above.

Conversion of Notes into Cash and Common Stock

The United States federal income tax treatment of the conversion of a note in exchange for cash and shares of our common stock is unclear. If the notes constitute “securities” within the meaning of section 354 of the Internal Revenue Code and certain other requirements are satisfied, then the conversion will constitute a “recapitalization.” Otherwise, the conversion should be treated in part as a redemption and in part as a conversion.

There is no precise definition of “securities” for this purpose and it is unclear whether the notes constitute “securities.” The determination of whether a debt instrument constitutes a “security” depends upon its overall nature. The most significant factor in this determination, although not decisive, is the instrument’s term. A debt instrument with a term of ten years or more generally qualifies as a “security,” while a term of five years or less may be too short to qualify. Other factors include the degree of the holder’s participation and continuing interest in the affairs of the issuer’s business. Although the notes have a five-year term, the conversion feature may provide holders with a continuing interest in our affairs and the opportunity to participate in our earnings.

We have not yet determined our intended position as to whether the notes constitute “securities.” Accordingly, holders should consult their own tax advisors concerning the tax consequences to them of a conversion of notes into cash and shares.

Treatment as a Recapitalization.  If the conversion of notes into cash and shares of our common stock constitutes a “recapitalization” for United States federal income tax purposes, then the conversion would be treated for income tax purposes, as if:

•	First, the holder exchanged the converted notes for (1) the cash consideration received by the holder excluding any cash received in lieu of a fractional share, (2) the common stock consideration received by the holder and (3) any fractional share of common stock that the converting holder would have received had it not received cash in lieu thereof; and

•	Second, we redeemed any fractional share deemed received by the converting holder in the exchange described above.

In the initial deemed exchange described above, a U.S. holder surrendering notes would not recognize loss, but would recognize gain, if any. Except as described under the heading “— Market Discount,” the amount of any gain recognized would be equal to the lesser of:

•	the amount of cash received, except to the extent attributable to any accrued but unpaid interest, which will be treated as such (or attributable to any cash received in lieu of a fractional share); and

•	the amount of gain realized in the initial deemed exchange, which is equal to the excess, if any, of —

•	the amount of cash (excluding cash received in lieu of a fractional share) plus the fair market value of the shares of common stock received (including any fractional share deemed received) in exchange for the converted notes, except to the extent attributable to any accrued but unpaid interest, which will be treated as such; over

•	such holder’s adjusted tax basis in the converted notes at the time of the conversion, which is determined as described under the heading “— Sale, Exchange, Redemption or Other Taxable Disposition of Notes” above.

Gain recognized in the deemed exchange generally will be capital gain and, if the holder held the note for more than one year at the time of the conversion, long-term capital gain or loss. However, any gain generally will be recharacterized as ordinary interest income to the extent of any accrued market discount on the converted notes.

Except in respect of shares attributable to accrued but unpaid interest, a U.S. holder’s tax basis in the shares of common stock received (including any fractional share deemed received) upon a conversion of notes (in the initial deemed exchange) will be equal to (i) the holder’s adjusted tax basis in the converted notes at the time of conversion, (ii) decreased by the amount of cash received except in respect of accrued but unpaid interest (and except to the extent received in lieu of any fractional share) and (iii) increased by the amount of any gain recognized in the deemed exchange. A U.S. holder’s tax basis in shares of common stock attributable to accrued but unpaid interest will equal the fair market value of such shares at the time of conversion.

In the deemed redemption described above, a U.S. holder generally will recognize gain or loss upon the receipt of cash in lieu of a fractional share of our common stock (which will be deemed to be paid in redemption of the fractional share deemed received), measured by the difference between the amount of such cash received and the portion of the holder’s basis in the shares of common stock received (as determined in the previous paragraph) allocable to the fractional share.

Treatment as Part Conversion and Part Redemption.  If a conversion of notes in exchange for cash and shares of our common stock were not characterized as a recapitalization for United States federal income tax purposes, then it should be treated in part as a redemption and in part as a conversion. Under this characterization, the converted notes, the holder’s basis therein and, if applicable, any market discount thereon would be allocated ratably between the shares of common stock and the cash payment. The transaction would be bifurcated into —

•	a partial taxable sale of the notes allocable to the cash payment in exchange therefor, which would be taxed in the manner described under the heading “— Sale, Exchange, Redemption or Other Taxable Disposition of Notes” above; and

•	a conversion of the remaining notes in exchange for the shares of common stock received in the conversion, which generally would not be taxable to a U.S. holder, except with respect to any shares attributable to accrued but unpaid interest. Shares attributable to accrued but unpaid interest would be taxable as such.

Except with respect to shares attributable to accrued but unpaid interest, a U.S. holder’s tax basis in the shares of our common stock received upon the conversion will be equal to the holder’s adjusted tax basis in the converted notes, which is determined under rules described under the heading “— Sale, Exchange, Redemption or Other Taxable Disposition of Notes” above, allocable to these shares. A U.S. holder’s tax basis in shares of common stock attributable to accrued but unpaid interest will equal the fair market value of such shares at the time of conversion. Any accrued market discount on notes treated as converted in exchange for shares of our common stock will carry over to such shares.

Shareholders Rights Plan.  As discussed under the heading “Description of Notes — Adjustments to Conversion Rate — General” above, we have adopted a shareholder rights plan.

Holders receiving shares of our common stock in exchange for notes surrendered for conversion may receive the Rights (as defined in discussion under the heading “Description of Notes — Adjustments to Conversion Rate — General” above) under the stockholder rights plan unless the Rights have been separated from our common stock prior to the conversion. As a general matter, the receipt by a converting holder of these Rights should not change the tax consequences of a conversion of notes, provided that at the time of conversion the Rights are neither exercisable, tradable, separated nor likely to become exercisable, tradable or separated. However, if at the time of conversion these Rights are either exercisable, tradable, separated or likely to become exercisable, tradable or separated, then the receipt of these Rights could materially alter the tax consequences described above. See the discussion under the heading “— Conversion Rate Adjustments” below concerning an adjustment to the conversion rate upon a separation of the Rights from our common stock prior to a conversion of notes.

Holders are encouraged to consult their own tax advisors concerning the United States federal income tax consequences of a conversion of notes in exchange for cash and shares of our common stock where at the time of conversion these Rights are either exercisable, tradable, separated or likely to become exercisable, tradable or separated.

Holding Period.  Under either characterization, a U.S. holder’s holding period for the shares of our common stock received in exchange for a converted note will include the holder’s holding period for the converted note, except with respect to shares attributable to accrued but unpaid interest. A U.S. holder’s holding period for shares attributable to accrued but unpaid interest will commence the day after the conversion.

Conversion Rate Adjustments

Under certain circumstances described under the heading “Description of Notes — Adjustment to Conversion Rate — General” above, the conversion rate of the notes may be adjusted upon certain specified events. The United States federal income tax consequences to a U.S. holder of such a conversion rate adjustment is unclear.

If at any time we distribute cash or other property to our stockholders that would be a taxable distribution to them for United States federal income tax purposes and the conversion rate of the notes is increased, then this increase may be treated as a deemed taxable distribution to the holders of the notes. Such a deemed distribution generally will occur where the conversion rate adjustment either (1) is made to compensate holders of the notes for any cash or other property distributions made to our stockholders or (2) does not merely have the effect of preventing dilution of the interests of holders of the notes in our earnings and profits or assets. In this regard, an increase in the conversion rate in accordance with the anti-dilution provisions of the notes in the event of stock dividends or the distribution of rights to our stockholders to subscribe for our stock generally should not result in such a deemed distribution. Any deemed distribution resulting from any adjustment to the conversion rate would be treated, at the time of the conversion rate adjustment, as either a taxable dividend, a return of capital or capital gain, as discussed below under the heading “— Distributions on Common Stock.” The amount of any such deemed distribution taxable to a U.S. holder as a dividend would increase the tax basis in such holder’s notes.

We will be required to increase the conversion rate of the notes in connection with a fundamental change described above under the heading “Description of Notes — Adjustment to Conversion Rate — Adjustment to Conversion Rate Upon a Change of Control” above. The United States federal income tax consequences to a U.S. holder of such a change in conversion rate is unclear. We intend to take the position that any such increase should not result in a deemed distribution to U.S. holders. Alternatively, such a change in conversion rate could result in a deemed distribution, subject to the treatment described in the previous paragraph.

In the event that we undergo a consolidation, merger or combination as described under the heading “Description of Notes — Adjustment to Conversion Rate — Treatment of Reference Property Upon Disposition” above, the conversion obligation may be adjusted so that holders would be entitled to convert the notes into the type of consideration that they would have been entitled to receive upon such business combination had the notes been converted into our common stock immediately prior to such business combination, except that such holders will not be entitled to receive a make whole premium unless such notes are converted in connection with a change of control. Depending on the facts and circumstances at the time of such business combination, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for United States federal income tax purposes.

Holders of the notes should consult their own tax advisors regarding the tax consequences to them of an adjustment in the conversion rate of the notes.

Distributions on Common Stock

Distributions to a U.S. holder with respect to shares of our common stock, other than certain pro rata distributions of common shares, will be treated as dividends to the extent paid out of current or accumulated earnings and profits, as determined under United States federal income tax principles, as of the end of the taxable year of the distribution.

To the extent that a U.S. holder receives a distribution with respect to our common stock that would have constituted a dividend for United States federal income tax purposes had it not exceeded our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, which will reduce the holder’s tax basis in its shares of our common stock and, thereafter, will be treated as capital gain.

Dividends will be taxable to a U.S. holder as ordinary income. Dividends on shares of our common stock received by individual and other non-corporate U.S. holders in taxable years beginning on or before December 31, 2010 may be subject to United States federal income tax at lower rates applicable to long-term capital gains, provided that certain conditions are met, including certain holding period requirements. Dividends paid to corporate U.S. holders may qualify for a dividends received deduction, provided that certain conditions are met. U.S. holders should consult their own tax advisors concerning the applicability of these rules to their particular circumstances.

Sale or Other Taxable Disposition of Common Stock

Unless a non-recognition provision applies or to the extent shares of our common stock with accrued market discount were received upon a conversion of notes (see the discussions under the headings “— Market Discount” and “— Conversion of Notes into Cash and Common Stock” above), gain or loss realized by a U.S. holder on a sale or other taxable disposition of shares of our common stock will be recognized as capital gain or loss for United States federal income tax purposes and, if the holder’s holding period in the disposed shares exceeds one year, long-term capital gain or loss. The amount of the U.S. holder’s gain or loss will be equal to the difference between (1) the amount of cash plus the fair market value of any property received by the U.S. holder in exchange for the disposed shares of common stock and (2) the holder’s adjusted tax basis in those shares. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Taxation of Interest

All interest payments on the notes made to a non-U.S. holder generally will be exempt from United States federal withholding tax, provided that:

•	such payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (or, in the case of an applicable tax treaty, are not attributable to the non-U.S. holder’s “permanent establishment” in the United States or, in the case of an individual, “fixed base” maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related, directly or indirectly, to us through stock ownership within the meaning of the applicable sections of the Internal Revenue Code; and

•	prior to the payment of interest, the non-U.S. holder of the note certifies, under penalty of perjury, on a properly executed and delivered IRS Form W-8BEN or appropriate substitute form, that it is not a “United States person” for United States federal income tax purposes.

The certification described in the last clause above may be provided by a securities clearing organization, a bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business. Under the Treasury Regulations, this certification may also be provided by a qualified intermediary on behalf of one or more beneficial owners or other intermediaries, provided that the intermediary has entered into a withholding agreement with the IRS and other conditions are met.

A non-U.S. holder who is not exempt from tax under these rules generally will be subject to United States federal withholding tax at a gross rate of 30%, subject to any exemption or reduction under an applicable income tax treaty, unless the interest is effectively connected with the conduct by the non-U.S. holder of a United States trade or business, as described under the heading “— United States Trade or Business” below. Non-U.S. holders should consult applicable income tax treaties, which may provide reduced rates of or an exemption from United States federal withholding tax on payments of interest. Non-U.S. holders will be required to satisfy certification requirements in order to claim a reduction of or exemption from withholding tax pursuant to the applicable income tax treaties. These certification requirements may be satisfied by providing an IRS Form W-8BEN or appropriate substitute form to us or our agent.

Conversion of Notes

Any gain recognized by a non-U.S. holder on a conversion of notes in exchange for cash and, if applicable, shares of our common stock generally will be exempt from United States federal withholding tax, except to the extent described under the headings “— Sale, Exchange or Other Taxable Disposition of Notes” or “— United States Real Property Holding Corporation” below.

Sale, Exchange or Other Taxable Disposition of Notes

Subject to the discussion below concerning backup withholding, any gain realized by a non-U.S. holder on a sale, exchange, repurchase or other taxable disposition of notes, including a conversion of notes to the extent cash is received, generally will be exempt from United States federal income and withholding tax, unless (1) the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States and, if provided in an applicable income tax treaty, is attributable to a “permanent establishment” or, for individuals, a “fixed base” of the non-U.S. holder (see “— United States Trade or Business” below), (2) in the case of a nonresident alien individual, the holder is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met or (3) to the extent described under the heading “— United States Real Property Holding Corporation” below. Any amount received by a non-U.S. holder on a sale or other disposition attributable to accrued but unpaid interest will be treated as such. See “— Taxation of Interest” above.

An individual non-U.S. holder described in clause (2) immediately above will be subject to United States federal tax at a gross rate of 30%, subject to any applicable reduced rate or exemption in an income tax treaty, on the gain derived from the sale or other disposition, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

Conversion Rate Adjustments

As discussed under the heading “— U.S. Holders — Conversion Rate Adjustments” above, an adjustment to the conversion rate of the notes could give rise to a deemed distribution to holders of notes for United States federal income tax purposes. Any such deemed distribution to a non-U.S. holder generally would be subject to the rules described under the heading “— Distributions on Common Stock” below.

Distributions on Common Stock

To the extent that distributions on our common stock constitute a “dividend” for United States federal income tax purposes (see the discussion under the heading “— U.S. Holders — Distributions on Common Stock” above), including deemed distributions on the notes described under the heading “— Conversion Rate Adjustments” above, but excluding certain pro rata distributions of shares of common stock, a non-U.S. holder generally will be subject to United States withholding tax at a gross rate of 30%, subject to any exemption or reduction under an applicable income tax treaty, unless the dividends are effectively connected with the non-U.S. holder’s conduct of a United States trade or business, in which case the dividends will be taxed, as described under the heading “— United States Trade or Business” below.

We may withhold 30% of either (1) the gross amount of the entire distribution, including the amount not constituting a dividend, once determined, or (2) the gross amount of the distribution that we project will constitute a dividend, in each case as provided for in the Treasury Regulations. If it is subsequently determined that the amount of tax withheld exceeds the amount of withholding tax applicable to the dividend portion of the distribution, then the holder may obtain a refund of any such excess amount, provided that a timely refund claim is filed with the IRS.

Non-U.S. holders should consult applicable income tax treaties, which may provide reduced rates of or an exemption from United States federal withholding tax. Non-U.S. holders will be required to satisfy certification requirements in order to claim any reduction of or exemption from withholding tax pursuant to an applicable income tax treaty, which generally may be satisfied by providing an IRS Form W-8BEN or appropriate substitute form to us or our agent.

Sale or Other Taxable Disposition of Common Stock

A non-U.S. holder generally will not be subject to United States federal income and withholding tax on gain realized on a sale or other taxable disposition of shares of our common stock, unless (1) the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States and, if provided in an applicable income tax treaty, is attributable to a “permanent establishment” or, for individuals, a “fixed base” of the non-U.S. holder (see “— United States Trade or Business” below), (2) in the case of a non-U.S. holder who is a non-resident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met or (3) to the extent described under the heading “— United States Real Property Holding Corporation” below.

An individual non-U.S. holder described in clause (2) immediately above will be subject to United States federal tax at a gross rate of 30%, subject to any applicable reduced rate or exemption in an income tax treaty, on the gain derived from the sale or other disposition, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

United States Trade or Business

For purposes of the discussion below, income or gain with respect to a note or a share of our common stock received upon a conversion of notes is generally considered United States trade or business income if it is:

•	effectively connected with the conduct by the non-U.S. holder’s conduct of a trade or business within the United States; and

•	in the case of a treaty resident, and if required by the applicable treaty, attributable to the holder’s permanent establishment in the United States or, in the case of an individual, a fixed base in the United States maintained by the non-U.S. holder.

Non-U.S. holders generally will be taxed on any United States trade or business income in the same manner as U.S. holders. See “— U.S. Holders” above. Non-U.S. holders will be required to provide a properly executed IRS Form W-8ECI, IRS Form W-8BEN or appropriate substitute to claim any available exemption from income or withholding tax.

Corporate non-U.S. holders with United States trade or business income may also be subject to an additional “branch profits tax” at a gross rate of 30% on their earnings and profits for the taxable year that are effectively connected with the holder’s conduct of a trade or business within the United States, subject to exemption or reduction by any applicable income tax treaty.

United States Real Property Holding Corporation

The forgoing discussion of the United States federal taxation of non-U.S. holders assumes that we are not and have not been, at any relevant time, a “United States real property holding corporation,” within the meaning of the Code. We believe that we are not, have never been and do not expect to become, a United States real property holding corporation.

In the event that we are or become a United States real property holding corporation at any time during the applicable period, any gain recognized on a sale, conversion or other disposition of notes or shares of our common stock by a non-U.S. holder may be subject to United States federal income tax, including any applicable withholding tax, if the holder actually or constructively owns either (1) more than 5% of notes or more than 5% of the shares of the class of common stock into which the notes may be converted during the shorter of (a) the holder’s holding period for the disposed note or share and (b) the five-year period ending on the date of disposition; or (2) owns notes with a value greater than 5% of our common stock as of the latest date such notes were acquired.

Backup Withholding and Information Reporting

U.S. Holders

Certain non-exempt U.S. holders may be subject to information reporting in respect of any payments we may make on the notes or our common stock, including any deemed payment upon issuance of our common stock pursuant to a conversion of the notes, the proceeds of the sale or other disposition of the notes or our common stock or any dividends on our common stock. In addition, backup withholding may apply, currently at a rate of 28%, if the U.S. holder (i) fails to supply a taxpayer identification number and certain other information, certified under penalty of perjury, in the manner required (ii) fails to certify that the holder is eligible for an exemption to backup withholding or (iii) otherwise fails to comply with the applicable backup withholding rules. Amounts withheld under backup withholding are allowable as a refund or a credit against the U.S. holder’s federal income tax upon furnishing the required information on a timely basis to the IRS.

Non-U.S. Holders

We will, where required, report to non-U.S. holders and to the IRS the amount of any principal, interest and dividends, if any, paid on the notes or our common stock. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.

Backup withholding, currently at a rate of 28%, will not apply to payments of interest or dividends with respect to which either the requisite certification that the non-U.S. holder is not a United States person for United States federal income tax purposes, as described above, has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge, or reason to know, that the non-U.S. holder is a United States person for United States federal income tax purposes that is not an exempt recipient or that the conditions of any other exemption are not, in fact, satisfied.

Payments on the sale or other disposition of notes or our common stock effected through a non-United States office of a broker to an offshore account maintained by a non-U.S. holder are generally not subject to information reporting or backup withholding. However, if the broker is a United States person, a “controlled foreign corporation,” a non-United States person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, a non-United States partnership with significant United States ownership or a United States branch of a non-United States bank or insurance company, then information reporting will be required, unless the broker has appropriate documentary evidence in its records that the beneficial owner of the payment is not a United States person or is otherwise entitled to an exemption and the broker has neither actual knowledge nor a reason to know that the beneficial owner is not entitled to an exemption. Backup withholding will apply if the sale or other disposition is subject to information reporting and the broker has actual knowledge or reason to know that the beneficial owner is a United States person that is not an exempt recipient.

Information reporting and backup withholding will apply to payments effected at a United States office of any broker, unless (1) the broker has appropriate documentary evidence in its records that the beneficial owner of the payment is not a United States person or is otherwise entitled to an exemption and (2) the broker has no actual knowledge or reason to know that the beneficial owner is not entitled to an exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from payments to a non-U.S. holder may be refunded or credited against the non-U.S. holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

SELLING SECURITY HOLDERS

We originally issued the notes in a private placement exempt from the registration requirements of the Securities Act in October 2007. Selling security holders may from time to time offer and sell the notes and our common stock pursuant to this prospectus.

The following table contains information as of October 22, 2008, with respect to the selling security holders and the principal amount of notes and the underlying common stock beneficially owned by each selling security holder that may be offered using this prospectus.

			Shares of
	Principal Amount at		Common
	Maturity of Notes	Percentage of	Stock Owned	Conversion	Percentage of
	Beneficially Owned	Notes	Prior to the	Shares Offered	Common Stock
Name	that may be Sold	Outstanding	Offering	Hereby(6)	Outstanding(7)

KKR I-H Limited(1)(2)	$171,428,000	42.86%	—	1,648,438	2.74%
The Goldman Sachs Group, Inc.(3)	$57,144,000	14.28%	*	549,460	*
Citibank, N.A.(4)	$85,714,000	21.43%	*	824,174	1.39%
HSBC USA, Inc.(5)	$85,714,000	21.43%	—	824,174	1.39%

*	Less than 1%.

(1)	KKR I-H Limited is 100% owned by its sole member, KKR 2006 Fund (Overseas), Limited Partnership. KKR Associates 2006 (Overseas), Limited Partnership is the sole general partner of KKR 2006 Fund (Overseas), Limited Partnership, and KKR 2006 Limited is the sole general partner of KKR Associates 2006 (Overseas), Limited Partnership. As a result, each of KKR 2006 Fund (Overseas), Limited Partnership, KKR Associates 2006 (Overseas), Limited Partnership and KKR 2006 Limited may be deemed to beneficially own the $171,428,000 principal amount of notes held of record by KKR I-H Limited.

(2)	The notes owned by KKR I-H Limited are held as collateral by Citigroup Global Markets, Inc. as custodian on behalf of Citibank, N.A. (“Citibank”) and HSBC Bank USA, National Association (“HSBC”) pursuant to the terms of the security agreements between KKR I-H Limited and each of Citibank and HSBC entered into to secure the obligations of KKR I-H Limited under the respective total return swap with Citibank and HSBC, as applicable, (collectively, the “KKR Swaps”). Pursuant to each security agreement, (i) at all times when no default exists under the security agreement or the applicable KKR Swap, KKR I-H Limited has the right to vote the notes it owns and Citibank or HSBC, as applicable, is obligated to follow the instructions of KKR I-H Limited in exercising voting rights with respect to such notes (subject to certain exceptions) and (ii) KKR I-H Limited may not transfer such notes without the consent of Citibank or HSBC, as applicable. Each of Citibank and HSBC disclaims beneficial ownership with respect to the notes pledged by KKR I-H Limited.

(3)	The Goldman Sachs Group, Inc., and certain affiliates, including Goldman, Sachs & Co., may be deemed to directly or indirectly own in the aggregate notes with a principal amount of $57,144,000 which are owned directly or indirectly by investment partnerships, which we refer to as the Goldman Sachs Funds, of which affiliates of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. are the general partner, managing limited partner or the managing partner. Goldman, Sachs & Co. is the investment manager for certain of the Goldman Sachs Funds. Goldman, Sachs & Co. is a direct and indirect, wholly owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and the Goldman Sachs Funds share voting power and investment power with certain of their respective affiliates. Notes beneficially owned by the Goldman Sachs Funds consist of: (1) notes with a principal amount of $26,674,000 beneficially owned by GS Capital Partners VI Fund, L.P. and its general partner, GSCP VI Advisors, L.L.C., (2) notes with a principal amount of $22,187,000 beneficially owned by GS Capital Partners VI Offshore Fund, L.P. and its general partner, GSCP VI Offshore Advisors, L.L.C., (3) notes with a principal amount of $7,335,000 beneficially owned by GS Capital Partners VI Parallel, L.P. and its general partner, GS Advisors VI, L.L.C., and (4) notes with a principal amount of $948,000 beneficially owned by GS Capital Partners VI GmbH & Co. KG and its managing limited partner, GS Advisors VI, L.L.C. The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. each disclaims beneficial ownership of the notes owned directly or indirectly by the Goldman Sachs Funds, except to the extent of their pecuniary interest therein, if any. In addition, as of October 21, 2008, The Goldman Sachs Group, Inc., and

certain affiliates, including Goldman, Sachs & Co., may be deemed to beneficially own 96,386 shares of common stock.

(4)	In connection with the total return swap with Citibank (the “Citibank Swap”), Citibank directly holds $85.714 million of the notes as its hedge of the Citibank Swap. At settlement of the Citibank Swap, KKR I-H Limited will be entitled to receive payment equal to any appreciation on $85.714 million principal amount of the notes and KKR I-H Limited will be obligated to pay to Citibank any depreciation on such amount of the notes. In addition, Citibank is obligated to pay to KKR I-H Limited any interest that would be paid to a holder of such amount of the notes. The Citibank Swap provides for early settlement upon the occurrence of certain events, including an event based on the value of the notes pledged to Citibank by KKR I-H Limited to secure its obligations under the Citibank Swap and other events of default. Certain transfer restrictions also apply to the notes beneficially owned by Citibank as its hedge of the Citibank Swap.

(5)	In connection with the total return swap with HSBC (the “HSBC Swap”), HSBC USA, Inc. directly holds $85.714 million of the notes as HSBC’s hedge of the HSBC Swap. At settlement of the HSBC Swap, KKR I-H Limited will be entitled to receive payment equal to any appreciation on $85.714 million principal amount of the notes and KKR I-H Limited will be obligated to pay to HSBC any depreciation on such amount of the notes. In addition, HSBC is obligated to pay to KKR I-H Limited any interest that would be paid to a holder of such amount of the notes. The HSBC Swap provides for early settlement upon the occurrence of certain events, including an event based on the value of the notes pledged to HSBC by KKR I-H Limited to secure its obligations under the HSBC Swap and other events of default. Certain transfer restrictions also apply to the notes beneficially owned by HSBC USA, Inc. as HSBC’s hedge of the HSBC Swap.

(6)	Consists of shares of common stock issuable upon conversion of the notes, assuming conversion of all of the holder’s notes into shares of common stock at a conversion rate of 9.6154 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional share interest. The conversion rate is subject to adjustment as described under “Description of Notes — Conversion Rights.”

(7)	Calculated based on 58,530,866 shares of our common stock outstanding on October 6, 2008 and the aggregate number of conversion shares of the listed selling security holder offered hereby assuming conversion of all of the outstanding notes of the listed selling security holder. The information is not necessarily indicative of beneficial ownership for any other purpose.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the notes or the common stock offered by this prospectus. The notes and the common stock issued upon their conversion may be sold from time to time to purchasers:

•	directly by the selling security holders;

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the notes or the common stock.

The selling security holders and any such broker-dealers or agents who participate in the distribution of the notes or common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the notes or common stock received by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling security holders were to deemed underwriters, the selling security holders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

If the notes or common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions.

The notes and common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes or common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the notes or common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes or common stock in the course of hedging their positions. The selling security holders may also sell the notes or common stock short and deliver notes or common stock to close out short positions, or loan or pledge notes or common stock to broker-dealers that in turn may sell the notes or common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any underwriter, broker-dealer or agent regarding the sale of the notes or common stock by the selling security holders. Selling security holders may not sell any or all of the notes or the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling security holder will not transfer, devise or gift the notes or common stock by other means not described in this prospectus.

Our common stock trades on the New York Stock Exchange under the symbol “HAR.”

There can be no assurance that any selling security holder will sell any or all of the notes or common stock pursuant to this prospectus. In addition, any notes or common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling security holders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes or common stock by the selling security holders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes or common stock to engage in market-making activities with respect to the particular notes or common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes or common stock and the ability of any person or entity to engage in market-making activities with respect to the notes or common stock.

Pursuant to the Registration Rights Agreement filed as an exhibit to the registration statement of which this prospectus is a part, we and the selling security holders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

The validity of the issuance of our securities offered by this prospectus will be passed upon for Harman International Industries, Incorporated by Jones Day, Dallas, Texas.

EXPERTS

The consolidated financial statements and schedule of Harman International Industries, Incorporated as of June 30, 2008 and 2007, and for each of the years in the three-year period ended June 30, 2008, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG’s report on the consolidated financial statements contains an explanatory paragraph that states that the Company adopted, effective July 1, 2007, FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Commission, in accordance with the Exchange Act. You may read and copy our reports, proxy statements and other information filed by us at the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public at the Commission’s website at http://www.sec.gov. However, information on the Commission’s website does not constitute a part of this prospectus.

You also may obtain free copies of the reports, proxy statements and other information that we file with the Commission by going to the “Investor Information” section of our website at http://www.harman.com. Our website is provided as an inactive textual reference only. The information provided on our website is not part of this prospectus, and is not incorporated herein by reference.

The Commission allows us to “incorporate by reference” into this prospectus the information we filed with the Commission. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the document listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, and

•	our Current Reports on Form 8-K filed on July 31, 2008, August 21, 2008 and September 23, 2008.

You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address: Harman International Industries, Incorporated, 400 Atlantic Blvd., 15th Floor, Stamford, CT 06901, telephone: (203) 328-3500.

Annex A

Form of Broker’s Notice

[Participant Letterhead]

[Date]

Wells Fargo Bank, National Association
Corporate Trust Services
Sixth & Marquette; N9303-120
Minneapolis, MN 55479
Attn: Brandon Horak
Facsimile: (612) 667-9825

RE:	Harman International Industries, Incorporated (the “Company”) — unrestricted 1.25% Convertible Notes due 2012, cusip #413086AE9 (the “Unrestricted Notes”) and restricted 1.25% Convertible Notes due 2012, cusip #413086AG4 (the “Restricted Notes” and with the Unrestricted Notes, the “Notes”)

Dear Mr. Horak:

We hereby request you to transfer $      aggregate principal amount of the Restricted Notes into $      aggregate principal amount of the Unrestricted Notes via DWAC for participant number          . Such transfer is for the account of           (the “Holder”). In connection with such request we certify the following:

1) The Restricted Notes have been sold pursuant to an effective registration statement;

2) The Holder is listed in the prospectus covering the Notes as a Selling Security Holder;

3) The prospectus delivery requirements have been met; and

4) All other conditions necessary to effect the proposed transfer have been satisfied.

Please contact me at (     )     -      should you require any additional information in order to complete this request.

Sincerely,

[Name]	[Medallion Stamp]
[Title]

A-1

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The aggregate expenses to be paid by the registrant in connection with this offering are as follows:

Securities and Exchange Commission registration fee	$15,720
Accounting fees and expenses	$50,000	*
Legal fees and expenses	$50,000	*
Printer’s fees and expenses	$10,000	*
Miscellaneous	$5,000	*

Total	$130,720	*

*	Estimated

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article Tenth of the Restated certificate of incorporation provides that to the fullest extent permitted by law a director will not be personally liable for monetary damages to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director. Section 102(b)(7) of the DGCL provides that, in its certificate of incorporation, a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders, except for liability (i) for any breach of the director’s duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. While Article Tenth of the restated certificate of incorporation provides directors with protection from awards for monetary damages for breaches of the duty of care, it does not eliminate the directors’ duty of care. Accordingly, the restated certificate of incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of the duty of care. The provisions of Article Tenth as described above apply to officers of the Company only if they are directors of the Company and are acting in their capacity as directors, and does not apply to officers of the Company who are not directors.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, as a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of actions by or in the right of the corporation, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and no indemnification may be made where the person seeking indemnification has been found liable to the corporation, unless and only to the extent that a court determines indemnification is fair and reasonable in view of all circumstances. Article VIII of the by-laws provides that the Company will indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware law, thereby affording such persons the protections available to directors, officers, employees and agents of Delaware corporations as summarized above. The Company maintains directors’ and officers’ liability insurance which insures against liabilities that directors or officers of the Company may incur in such capacities.

The foregoing summaries are subject to the complete text of the statute, our restated certificate of incorporation and by-laws referred to above and are qualified in their entirety by reference thereto.

ITEM 16.	EXHIBITS

EXHIBIT INDEX

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number		Exhibit Title

3.1		Restated Certificate of Incorporation of Harman International Industries, Incorporated, as amended. (filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, Commission File No. 001-09764, and hereby incorporated by reference)
3.2		By-Laws of Harman International Industries, Incorporated, as amended, dated February 6, 2008. (filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, Commission File No. 001-09764, and hereby incorporated by reference)
4.1		Rights Agreement, dated as of December 13, 1999, by and between Harman International Industries, Incorporated and ChaseMellon Shareholder Services, L.L.C., as rights agent (including a Form of Certificate of Designation of Series A Junior Participating Preferred Stock, a Form of Right Certificate and a Summary of Rights to Purchase Preferred Stock). (filed as Exhibit 4.1 to the Form 8 A filed with the Commission on December 16, 1999, Commission File No. 001-09764, and hereby incorporated by reference)
4.2		Amendment No. 1, dated as of April 26, 2007, to the Rights Agreement, dated as of December 13, 1999, by and between Harman International Industries, Incorporated and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as rights agent. (filed as Exhibit 4.1 to the Registration Statement on Form 8-A/A filed with the Commission on April 27, 2007, Commission File No. 001-09764, and hereby incorporated by reference)
4.3		Certificate of Designation of Series A Junior Participating Preferred Stock of Harman International Industries, Incorporated, dated January 11, 2000. (filed as Exhibit 4.3 to the Annual Report on Form 10-K for the fiscal year ended June 30, 2000, Commission File No. 001-09764, and hereby incorporated by reference)
4.4		Indenture, related to the 1.25% Convertible Senior Notes due 2012, dated as of October 23, 2007, between Harman International Industries, Incorporated and Wells Fargo Bank, National Association, as trustee (including the form of 1.25% Convertible Senior Note due 2012) (filed as Exhibit 4.1 to the Current Report on Form 8-K filed with the Commission on October 25, 2007, Commission File No. 001-09764, and hereby incorporated by reference).
4.5		Registration Rights Agreement, dated as of October 23, 2007, between Harman International Industries, Incorporated, KKR I-H Limited, GS Capital Partners VI Fund L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI GmbH & Co. KG, Citibank, N.A. and HSBC USA, Inc. (filed as Exhibit 4.2 to the Current Report on Form 8-K filed with the Commission on October 25, 2007, Commission File No. 001-09764, and hereby incorporated by reference).
4.6		Form of 2012 Note (included in Exhibit 4.4 hereto which was filed as Exhibit 4.1 to the Current Report on Form 8-K filed with the Commission on October 25, 2007, Commission File No. 001-09764, and hereby incorporated by reference).
5	.1*	Opinion of Jones Day
10.1		Note Purchase Agreement, dated October 22, 2007, by and among Harman International Industries, Incorporated, KKR I-H Limited, GS Capital Partners VI Fund L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI GmbH & Co. KG, Citibank, N.A. and HSBC USA, Inc. and, for limited purposes, Kohlberg Kravis Roberts & Co. L.P. (filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on October 25, 2007, Commission File No. 001-09764, and hereby incorporated by reference)

Exhibit
Number		Exhibit Title

10.2		Termination and Settlement Agreement, dated October 22, 2007, by and among Harman International Industries, Incorporated, KHI Parent Inc., KHI Merger Sub Inc., KKR 2006 Fund L.P., Kohlberg Kravis Roberts & Co. L.P., GS Capital Partners VI Fund L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore Fund, L.P. and GS Capital Partners VI GmbH & Co. KG. (filed as Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 25, 2007, Commission File No. 001-09764, and hereby incorporated by reference)
12	.1*	Computation of Ratio of Earnings to Fixed Charges.
23	.1*	Consent of Independent Registered Public Accounting Firm.
23.2		Consent of Jones Day (included in Exhibit 5.1).
24	.1*	Power of Attorney of certain directors and officers of Harman International Industries, Incorporated.
25	.1*	Form T-1 Statement of Eligibility of Trustee the Indenture under the Trust Indenture Act of 1939.

*	Filed herein.

ITEM 17.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act,

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act to any purchaser:

(a) (i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) under the Securities Act shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) under the Securities Act as part of a registration statement in reliance on Rule 430B under the Securities Act relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) under the Securities Act for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B under the Securities Act, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b) If we are subject to Rule 430C under the Securities Act, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, in the state of Connecticut on October 22, 2008.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:	/s/ Dinesh C. Paliwal
Dinesh C. Paliwal
Chairman & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities indicated below on October 22, 2008.

Signature	Title

* Dinesh C. Paliwal	Chairman & Chief Executive Officer (Principal Executive Officer)

/s/ Herbert K. Parker Herbert K. Parker	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Jennifer Peter	Vice President and Chief Accounting Officer (Principal Accounting Officer)

* Sidney Harman	Director, Founder and Chairman Emeritus

Brian F. Carroll	Director

Harald Einsmann	Director

Shirley Mount Hufstedler	Director

* Ann McLaughlin Korologos	Director

Edward H. Meyer	Director

* Kenneth M. Reiss	Director

* Gary Steel	Director

*	Herbert K. Parker, by signing his name hereto, does hereby sign and execute this registration statement on behalf of the above-named directors of Harman International Industries, Incorporated on this 22nd day of October, 2008, pursuant to powers of attorney executed on behalf of such director, and contemporaneously filed with the Securities and Exchange Commission.

* By	/s/ Herbert K. Parker,
Herbert K. Parker, Attorney-in-Fact

EXHIBIT INDEX

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number	Exhibit Title

3.1	Restated Certificate of Incorporation of Harman International Industries, Incorporated, as amended. (filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, Commission File No. 001-09764, and hereby incorporated by reference)
3.2	By-Laws of Harman International Industries, Incorporated, as amended, dated February 6, 2008. (filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, Commission File No. 001-09764, and hereby incorporated by reference)
4.1	Rights Agreement, dated as of December 13, 1999, by and between Harman International Industries, Incorporated and ChaseMellon Shareholder Services, L.L.C., as rights agent (including a Form of Certificate of Designation of Series A Junior Participating Preferred Stock, a Form of Right Certificate and a Summary of Rights to Purchase Preferred Stock). (filed as Exhibit 4.1 to the Form 8 A filed with the Commission on December 16, 1999, Commission File No. 001-09764, and hereby incorporated by reference)
4.2	Amendment No. 1, dated as of April 26, 2007, to the Rights Agreement, dated as of December 13, 1999, by and between Harman International Industries, Incorporated and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as rights agent. (filed as Exhibit 4.1 to the Registration Statement on Form 8-A/A filed with the Commission on April 27, 2007, Commission File No. 001-09764, and hereby incorporated by reference)
4.3	Certificate of Designation of Series A Junior Participating Preferred Stock of Harman International Industries, Incorporated, dated January 11, 2000. (filed as Exhibit 4.3 to the Annual Report on Form 10-K for the fiscal year ended June 30, 2000, Commission File No. 001-09764, and hereby incorporated by reference)
4.4	Indenture, related to the 1.25% Convertible Senior Notes due 2012, dated as of October 23, 2007, between Harman International Industries, Incorporated and Wells Fargo Bank, National Association, as trustee (including the form of 1.25% Convertible Senior Note due 2012) (filed as Exhibit 4.1 to the Current Report on Form 8-K filed with the Commission on October 25, 2007, Commission File No. 001-09764, and hereby incorporated by reference).
4.5	Registration Rights Agreement, dated as of October 23, 2007, between Harman International Industries, Incorporated, KKR I-H Limited, GS Capital Partners VI Fund L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI GmbH & Co. KG, Citibank, N.A. and HSBC USA, Inc. (filed as Exhibit 4.2 to the Current Report on Form 8-K filed with the Commission on October 25, 2007, Commission File No. 001-09764, and hereby incorporated by reference).
4.6	Form of 2012 Note (included in Exhibit 4.4 hereto which was filed as Exhibit 4.1 to the Current Report on Form 8-K filed with the Commission on October 25, 2007, Commission File No. 001-09764, and hereby incorporated by reference).
5.1	Opinion of Jones Day
10.1	Note Purchase Agreement, dated October 22, 2007, by and among Harman International Industries, Incorporated, KKR I-H Limited, GS Capital Partners VI Fund L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI GmbH & Co. KG, Citibank, N.A. and HSBC USA, Inc. and, for limited purposes, Kohlberg Kravis Roberts & Co. L.P. (filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on October 25, 2007, Commission File No. 001-09764, and hereby incorporated by reference)
10.2	Termination and Settlement Agreement, dated October 22, 2007, by and among Harman International Industries, Incorporated, KHI Parent Inc., KHI Merger Sub Inc., KKR 2006 Fund L.P., Kohlberg Kravis Roberts & Co. L.P., GS Capital Partners VI Fund L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore Fund, L.P. and GS Capital Partners VI GmbH & Co. KG. (filed as Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 25, 2007, Commission File No. 001-09764, and hereby incorporated by reference)
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Jones Day (included in Exhibit 5.1).
24.1	Power of Attorney of certain directors and officers of Harman International Industries, Incorporated.
25.1	Form T-1 Statement of Eligibility of Trustee for the Indenture under the Trust Indenture Act of 1939.